Exhibit 99.F

Quarterly Bulletin March 2018 South African Reserve Bank

Quarterly Bulletin March 2018 No. 287

© South African Reserve Bank All rights reserved. No part of this publication may be reproduced, stored in a retrieval system, or transmitted in any form or by any means, electronic, mechanical, photocopying, recording or otherwise, without fully acknowledging the Quarterly Bulletin of the South African Reserve Bank as the source. The contents of this publication are intended for general information only and are not intended to serve as financial or other advice. While every precaution is taken to ensure the accuracy of information, the South African Reserve Bank shall not be liable to any person for inaccurate information or opinions contained in this publication. Enquiries relating to this Bulletin should be addressed to: Head: Economic Research and Statistics Department South African Reserve Bank P O Box 427 Pretoria 0001 Tel. +27 12 313 3668/3676 http://www.resbank.co.za ISSN 0038-2620 Windows Andriod IOS Quarterly Bulletin March 2018

Contents Quarterly Economic Review Introduction ............................................................................................................................... International economic developments ....................................................................................... Domestic economic developments ........................................................................................... Domestic output ............................................................................................................... Real gross domestic expenditure ...................................................................................... Gross saving ..................................................................................................................... Employment ...................................................................................................................... Labour cost and productivity ............................................................................................ Prices ................................................................................................................................ External economic accounts ..................................................................................................... Current account ................................................................................................................ Financial account .............................................................................................................. Foreign-owned assets in South Africa ............................................................................... South African-owned assets abroad ................................................................................. Foreign debt...................................................................................................................... International investment position ....................................................................................... International reserves and liquidity .................................................................................... Exchange rates ................................................................................................................. Turnover in the South African foreign exchange market..................................................... Monetary developments, interest rates and financial markets ................................................... Money supply.................................................................................................................... Credit extension ................................................................................................................ Interest rates and yields .................................................................................................... Money market ................................................................................................................... Bond market ..................................................................................................................... Share market..................................................................................................................... Market for exchange-traded derivatives ............................................................................ Real estate market ............................................................................................................ Non-bank financial intermediaries ..................................................................................... Flow of funds..................................................................................................................... Public finance............................................................................................................................ Non-financial public sector borrowing requirement ........................................................... Budget comparable analysis of national government finance ............................................ 1 4 7 7 14 22 22 27 28 36 36 42 43 44 45 46 47 49 50 52 52 56 60 64 65 67 69 70 72 73 75 75 78 Notes to tables ......................................................................................................................... 89 Statistical tables Contents ............................................................................................................................. S–0 Statistical tables .................................................................................................................. S–2 Key information ............................................................................................................... S–146 Quarterly Bulletin March 2018

[LOGO]

Quarterly Economic Review Introduction The synchronised global economic recovery continued in the fourth quarter of 2017 as world trade volumes increased significantly, with export volumes in the advanced economies rising sharply. Real global output growth moderated somewhat to 3.5% in the fourth quarter due to weaker economic growth in both advanced and emerging market economies. Global inflationary pressures remained fairly subdued in the fourth quarter of 2017, despite the prices of most international commodities increasing further over the period. In particular, energy prices and, to a lesser extent, those of metals and minerals increased notably, with the surge in energy prices resulting largely from a reduction in the global supply of crude oil. In South Africa, growth in real gross domestic product (GDP) accelerated to an annualised rate of 3.1% in the fourth quarter of 2017, marking the third consecutive quarterly growth rate above 2.0%. This is consistent with the upward trend in the composite leading business cycle indicator since March 2016. For 2017 as a whole, real GDP growth accelerated to 1.3% from an upwardly revised 0.6% in 2016. Composite leading business cycle indicator Index 108 106 104 102 100 98 96 2012 2013 2014 2015 2016 2017 Source: SARB The acceleration in real output growth in the fourth quarter of 2017 was driven by a faster pace of expansion in economic activity in the secondary and tertiary sectors. By contrast, output growth slowed notably in the primary sector, largely due to a contraction in mining output. Growth in real agricultural output also slowed somewhat, but nevertheless remained buoyant. Faster growth in the real gross value added (GVA) by the secondary sector in the fourth quarter of 2017 resulted from a third successive quarterly acceleration in manufacturing output growth, supported by increased manufactured exports as well as a rebound in real activity in the sector supplying electricity, gas and water. By contrast, the real output of the construction sector contracted further as both residential and non-residential building activity decreased. The acceleration in real output growth of the tertiary sector in the fourth quarter of 2017 was due to faster output growth in all four of the services subsectors. Real activity in the commerce sector rebounded in the fourth quarter as the real GVA by the wholesale, retail and motor trade subsectors increased. Increased activity in land freight transportation drove the expansion in the real output of the transport sector, while the real output of the finance sector accelerated largely due to increased activity in the equity market. 1 Quarterly Bulletin March 2018 Seasonally adjusted

Real gross domestic expenditure (GDE) reverted from a contraction in the third quarter of 2017 to an increase of 6.9% in the fourth quarter, as growth improved in all of the expenditure components. Viewed from the expenditure side, real final consumption expenditure by households and the change in inventory holdings contributed the most to real GDP growth in the fourth quarter of 2017, while gross fixed capital formation also contributed positively for the first time since the fourth quarter of 2016. By contrast, net exports subtracted significantly from real GDP growth over the period. Growth in real final consumption expenditure by households accelerated in the fourth quarter of 2017 as households’ real spending on semi-durable and non-durable goods increased at a faster pace, supported partly by the significant Black Friday promotions. Real household spending on durable goods slowed over the period, while real outlays on services contracted. Growth in household consumption expenditure was supported by an increase in households’ real disposable income in the fourth quarter of 2017, as the real compensation of employees increased. Real gross fixed capital formation reverted from a contraction in the third quarter of 2017 to a firm increase in the fourth quarter, driven by sharp rebounds in fixed investment spending by the private sector and public corporations. The turnaround in private capital investment was driven by significant outlays on machinery and transport equipment. By contrast, fixed capital spending by general government contracted in the fourth quarter of 2017. Domestic employment growth remained lacklustre and South Africa’s seasonally adjusted unemployment rate increased marginally to 27.6% in the fourth quarter of 2017. Enterprise-surveyed formal non-agricultural employment decreased for a second successive quarter in the third quarter of 2017, led by job losses in the goods-producing sectors of the economy, while some job creation occurred in the services sectors. Year-on-year growth in labour productivity in the formal non-agricultural sector accelerated slightly in the third quarter of 2017. Growth in nominal unit labour cost moderated to 5.1% over the period as remuneration growth slowed, while real output growth accelerated. Despite slower growth in total nominal formal non-agricultural remuneration in the third quarter of 2017, real wages per worker increased year on year for a second successive quarter following four consecutive quarters of contraction. Domestic consumer price inflation decelerated significantly throughout 2017 to below the mid-point of the inflation target range in January 2018. The moderation in consumer price inflation resulted largely from a reduction in supply side cost pressures amid relatively subdued domestic demand. In particular, food and electricity price inflation slowed notably, while the appreciation in the exchange value of the rand since early 2016 lowered the prices of imported goods significantly. As a result, core inflation receded further to its lowest rate in more than six years in January 2018. South Africa’s trade surplus with the rest of the world narrowed in the fourth quarter of 2017 as the value of merchandise imports increased more than the value of net gold and merchandise exports. The volume of imports also increased more than that of exports over the period. In addition to the smaller trade surplus, the shortfall on the services, income and current transfer account widened further in the fourth quarter of 2017, resulting in a deterioration of the deficit on the current account of the balance of payments to 2.9% of GDP. South Africa’s terms of trade improved further in the fourth quarter of 2017 as the rand price of exports increased at a faster pace than that of imports. The net inflow of capital on South Africa’s financial account of the balance of payments increased notably from the third to the fourth quarter of 2017, driven largely by significant net portfolio investment inflows. Non-residents’ net purchases of domestic equity securities increased markedly over the period, while their net purchases of domestic debt securities also increased. For 2017 as a whole, the acquisition of domestic debt and equity securities by non-resident investors almost doubled compared to 2016, reflecting the global search for higher investment returns. South Africa’s positive net international investment position (IIP) has increased significantly from the end of December 2016 up to the end of September 2017. In 2 Quarterly Bulletin March 2018

the three months to the end of September 2017, the increase was largely driven by the value of foreign assets which increased by much more than the value of foreign liabilities. The external value of the rand increased by 8.3% on a trade-weighted basis in the fourth quarter of 2017 – the largest quarterly increase since the second quarter of 2009. However, the exchange value of the rand initially decreased up to mid-November as domestic political uncertainty intensified following a surprise cabinet reshuffle, the 2017 Medium Term Budget Policy Statement (MTBPS) which showed a marked deterioration in the fiscal position, and increased expectations of a credit rating downgrade. These developments also impacted domestic money market rates and rates on forward rate agreements which trended higher up to mid-December 2017. South African government bond yields also increased markedly over the period. Subsequently, the exchange value of the rand appreciated significantly from around mid-November 2017 up to the end of February 2018; firstly after an international credit rating agency downgraded South Africa’s local-currency debt and another rating agency put the country’s credit rating on review instead of an immediate downgrade, and later in response to the outcome of the African National Congress’ (ANC) elective conference in December and the subsequent positively perceived domestic political developments. In step with the marked appreciation in the exchange value of the rand, domestic money market rates and South African government bond yields declined notably over the period, reflecting improved investor sentiment and lower domestic inflation expectations. By contrast, the appreciation in the exchange value of the rand contributed to a decline in share prices of companies listed on the JSE Limited (JSE) from the all-time high reached on 25 January 2018, which were also influenced by a decline in international share prices following concerns of rising interest rates in some advanced economies. Year-on-year growth in the broadly defined money supply was mostly weaker than the subdued expansion in nominal GDP in 2017 and was mainly supported by growth in the deposit holdings of the household sector. Although growth in household deposits moderated from 2016 to 2017, it still surpassed growth in the deposit holdings of companies by a substantial margin. Growth in bank credit extended to the domestic private sector trended broadly sideways in 2017 and remained lacklustre in the fourth quarter of the year as business and consumer confidence remained weak. Growth in credit extension to companies decelerated further in the fourth quarter of 2017, while growth in loans and advances to the household sector remained subdued but continued to improve moderately. The cash book deficit of national government increased significantly in the first nine months of fiscal 2017/18 compared to the same period a year earlier, as expenditure increased at a marginally faster pace than original 2017 Budget projections and revenue increased at a much slower pace than originally projected. The non-financial public-sector borrowing requirement increased notably over the same period, mostly due to the larger cash deficit of non-financial public enterprises and corporations. In order to finance the larger borrowing requirement, the total gross loan debt of national government increased from 50.6% of GDP as at 31 March 2017 to 53.1% of GDP at the end of December 2017. Against the backdrop of a deteriorating fiscal position, the 2018 Budget Review proposed a number of measures to rebuild confidence and to return public finances to a sustainable path. These included various tax increases, most notably the first increase in the value added tax (VAT) rate in 23 years, and a marginal reduction in the expenditure ceiling. Rising spending pressure emanated primarily from the introduction of fee-free higher education for students from poor households. The consolidated government budget deficit is expected to widen significantly to 4.3% of GDP in fiscal 2017/18 before narrowing to 3.6% in the subsequent fiscal year, partly due to an improved economic growth outlook. National government’s total gross loan debt was adjusted upwards from the 2017 Budget, but by less than reflected in the 2017 MTBPS. As a result, the total gross loan debt of national government is expected to continue rising gradually, but to now stabilise at around 56% of GDP in the outer years. 3 Quarterly Bulletin March 2018

International economic developments

The global economic recovery remained fairly robust and synchronised, even though real output growth moderated to an annualised 3.5% in the fourth quarter of 2017 from over 4.0% in the preceding two quarters. The fourth quarter slowdown was due to weaker growth in both advanced and emerging market economies.

Real global output growth and contributions from advanced and emerging market economies



Percentage points
Percentage change from quarter to quarter
5
4
3
2
1
0
-1
Advanced economies
Emerging market economies
Global growth (right-hand scale)
2012
2013
2014
2015
2016
2017

Seasonally adjusted annualised rates

Sources: Bloomberg, Barclays, Haver Analytics, IMF, JPMorgan, national statistical offices and SARB

In the United States (US), real output growth decelerated slightly to 2.5% in the fourth quarter of 2017 from just more than 3.0% in the previous two quarters. Consumer spending and business investment, especially on communications and transportation equipment, remained robust. The euro area also ended 2017 on a solid footing with real output expanding by 2.4% in the fourth quarter, primarily underpinned by net exports and gross fixed capital formation.

Real output growth in selected advanced economies

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

	2016					2017				
Country/region	Q1	Q2	Q3	Q4	Year*	Q1	Q2	Q3	Q4	Year*
United States	0.6	2.2	2.8	1.8	1.5	1.2	3.1	3.2	2.5	2.3
Japan	2.7	1.3	0.9	1.1	0.9	1.9	2.4	2.4	1.6	1.6
Euro area	2.1	1.4	1.6	2.6	1.8	2.5	3.0	2.8	2.4	2.5
United Kingdom	0.8	1.9	2.2	3.0	1.9	0.9	1.1	2.0	1.6	1.7
Canada	2.5	-1.0	4.3	2.2	1.4	4.0	4.4	1.5	1.7	3.0
Australia	4.2	3.1	-0.8	3.5	2.6	1.9	3.3	2.8	1.5	2.3
New Zealand	4.6	4.7	2.9	1.4	4.2	3.1	3.9	2.4	<u>4.1</u>	<u>2.7</u>
Advanced economies	1.6	1.9	2.1	2.2	1.7	1.9	2.9	3.1	<u>2.2</u>	<u>2.3</u>

* Percentage change over one year
Underlined numbers indicate projections. Some regional totals include countries with forecasted data.

Sources: Bloomberg, JPMorgan, national statistical offices and SARB

4
South African Reserve Bank Quarterly Bulletin March 2018

Real economic growth in the United Kingdom (UK) decelerated from 2.0% in the third quarter of 2017 to 1.6% in the fourth quarter. The slowdown in the final quarter of 2017 was largely due to a negative contribution from net exports. Meanwhile, growth in Japanese real gross domestic product (GDP) moderated to 1.6% in fourth quarter from 2.4% in the previous quarter, mainly due to a negative contribution from net exports and a smaller contribution from inventories. Notwithstanding the slowdown, Japan's real GDP continued to increase for an eighth consecutive quarter, extending the most sustained business cycle expansion in almost three decades.

Real output growth in emerging Asia moderated from 6.9% in the third quarter of 2017 to a still high 6.2% in the fourth quarter. In China, real output growth of 6.9% in 2017 marked the fastest annual pace of expansion in two years and the first acceleration since 2010. Despite slowing to 6.4% in the fourth quarter, economic activity was mainly driven by robust net exports as stronger global demand boosted trade. At the same time, stronger growth in the services sector, which offset a moderation in the secondary sector, signalled continued economic rebalancing.

Real output growth in selected emerging market economies

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

	2016					2017				
Country/region	Q1	Q2	Q3	Q4	Year*	Q1	Q2	Q3	Q4	Year*
China	6.3	7.1	6.9	6.8	6.7	6.9	7.0	6.7	6.4	6.9
India	12.4	8.0	5.3	2.9	7.1	8.2	5.8	8.6	6.6	6.6
Indonesia	3.9	5.7	4.7	5.3	5.0	4.5	5.6	4.9	5.7	5.1
Emerging Asia	7.4	7.0	6.1	5.6	6.5	7.0	6.5	6.9	6.2	6.5
Russia	1.6	-3.3	1.2	2.0	-0.2	2.2	4.2	-0.9	<u>-0.7</u>	<u>1.5</u>
Turkey	2.5	5.0	-10.2	21.0	3.2	6.7	9.1	4.8	<u>1.4</u>	<u>6.8</u>
Poland	0.0	4.5	1.2	7.4	2.9	4.5	4.1	4.9	4.1	4.5
Emerging Europe	1.7	0.8	-1.8	8.1	1.6	4.2	5.7	2.3	0.9	<u>3.6</u>
Brazil	-2.6	-2.7	-1.7	-2.6	-3.5	5.3	2.3	1.0	0.2	1.0
Mexico	4.1	-0.1	5.1	4.0	2.3	2.5	1.0	-0.7	3.2	2.1
Argentina	-3.7	-7.8	0.2	3.5	-1.4	5.3	3.4	3.6	<u>1.3</u>	<u>3.7</u>
Latin America	-0.8	-2.3	0.9	0.8	-0.9	3.1	1.7	1.5	<u>1.2</u>	<u>1.5</u>
Emerging economies	5.2	4.6	4.1	5.1	4.3	5.9	5.6	5.4	<u>4.6</u>	<u>4.8</u>

* Percentage change over one year
Underlined numbers indicate projections. Some regional totals include countries with forecasted data.

Sources: Bloomberg, Barclays, Haver Analytics, JPMorgan, national statistical offices and SARB

Economic growth in Latin America deteriorated marginally from 1.5% in the third quarter of 2017 to 1.2% in the fourth quarter. The slowdown was mainly due to the moderation in real output growth in Brazil from 1.0% in the third quarter of 2017 to 0.2% in the fourth quarter, given slower household expenditure growth and declining exports. By contrast, the Mexican economy grew by 3.2% in the fourth quarter of 2017, following a 0.7% contraction in the preceding quarter.

Similarly, real output growth in emerging Europe decelerated from 2.3% in the third quarter of 2017 to 0.9% in the fourth quarter, following weak economic performances in Russia and Turkey. Real GDP in Russia likely contracted by 0.7% in the fourth quarter, the second consecutive quarterly decline, implying that the Russian economy experienced a technical recession in the second half of 2017. Output growth in Turkey appears to have slowed markedly to an estimated 1.4% in the fourth quarter from 4.8% previously.

Quarterly Bulletin March 2018 South African Reserve Bank 5

Except for the UK where inflation reached 3.0% in January 2018, headline consumer price inflation remained relatively subdued and generally below the targets of most advanced economies despite increases in oil and other commodity prices since mid-2017. Inflationary pressures in emerging market economies remained generally contained, with the exception of countries such as Argentina, Ghana, Nigeria and Turkey, which experienced double-digit consumer price increases. International commodity prices generally strengthened in the fourth quarter of 2017, with the exception of agricultural prices which decreased by 0.8% in the fourth quarter, reflecting lower prices for maize, rice, wheat and sunflower oil. By contrast, metals and minerals prices increased by 4.7% during this period due to a combination of higher demand and various supply disruptions. Energy prices, inclusive of crude oil, natural gas and coal rose even faster by 14.8% in the fourth quarter. International commodity prices Indices: 2010 = 100 150 130 110 90 70 50 30 2012 2013 2014 2015 2016 2017 Sources: World Bank and SARB The price of Brent crude oil increased by almost 50% between mid-2017 and January 2018, reaching levels just over US$70 per barrel. In November 2017, the Organization of the Petroleum Exporting Countries (OPEC) and other non-OPEC producers agreed to extend production cuts of 1.8 million barrels per day until the end of 2018. Attempts to reduce supply have also benefitted from collapsing production in Venezuela – one of the world’s largest oil exporters. However, higher oil prices have led to increased US shale production which has recently pushed the oil market back into surplus and caused oil prices to retreat to levels around US$65 per barrel in mid-March 2018. World trade volumes (using world exports as a proxy) increased sharply at an annualised rate of 5.0% (in three-month-to-three-month terms) in December 2017, according to the CPB Netherlands Bureau for Economic Policy Analysis. Export volumes in emerging markets increased by 3.3%, while those in advanced economies rose by 6.4%, mainly due to a rebound in export growth in the US and Japan. 6 Quarterly Bulletin March 2018 Agriculture Metals and minerals Crude oil

Domestic economic developments

Domestic output[1, 2]

Real economic activity in South Africa increased at a faster pace in the fourth quarter of 2017 and the year as a whole. Growth in real *gross domestic product* (GDP) accelerated from a revised annualised rate of 2.3% in the third quarter of 2017 to 3.1% in the fourth quarter – the highest rate of increase since the second quarter of 2016 and the second highest in three years. Both the secondary and tertiary sectors expanded more quickly, while output growth slowed in the primary sector. This resulted in an increase in the level of real output of 2.1% during the last three quarters of 2017.

Real gross domestic product


Percentage change from quarter to quarter
6
5
4
3
2
1
0
-1
-2
-3
Seasonally adjusted annualised rates
Index: first quarter of 2012=100
110
108
106
104
102
100
98
Seasonally adjusted
2012
2013
2014
2015
2016
2017

Source: Stats SA

When excluding the contribution of the generally more volatile primary sector, real output growth of the non-primary sector accelerated to 2.7% in the final quarter of 2017, the highest rate since the second quarter of 2016.

1 The quarter-to-quarter growth rates referred to in this section are based on seasonally adjusted data and are annualised.

2 The analysis in this section of the review is based on annual revisions of national accounts estimates by Stats SA and SARB. These revisions are based on more detailed data that have become available.

Quarterly Bulletin March 2018
South African Reserve Bank
7

Real gross domestic product Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2016 2017 Sector Q4 Year* Q1 Q2 Q3 Q4 Year* Primary sector ............................................... -8.7 -5.6 15.5 13.9 13.7 4.9 7.5 Agriculture ................................................. -4.1 -10.2 26.2 36.8 41.1 37.5 17.7 Mining........................................................ Secondary sector .......................................... Manufacturing............................................ Tertiary sector................................................ Non-primary sector ....................................... Total .............................................................. -9.9 -1.1 -2.5 2.2 1.5 0.4 -4.2 0.6 0.9 1.7 1.4 0.6 12.6 -3.7 -4.1 -1.7 -2.1 -0.5 7.8 2.8 2.9 1.2 1.6 2.9 6.2 1.5 3.7 1.1 1.2 2.3 -4.4 3.1 4.3 2.7 2.7 3.1 4.6 -0.1 -0.2 0.8 0.6 1.3 * Percentage change over one year Source: Stats SA The rebound in quarter-to-quarter real GDP growth in the last three quarters of 2017 resulted in an acceleration in annual growth to 1.3% in 2017 from a revised 0.6% in 2016. Annual output growth in 2016 was the slowest since the contraction in 2009, following the global financial crisis, while 2017 marked the first acceleration since the start of the current downward phase of the business cycle. Real gross domestic product Percentage change over one year 6 5 4 3 2 1 0 -1 -2 -3 1998 2000 2002 2004 2006 2008 2010 2012 2014 2016 Downward phases of the business cycle Sources: Stats SA and SARB Growth in the real value added by the primary sector decelerated notably to 4.9% in the final quarter of 2017, following three consecutive quarters of double-digit increases. The slowdown reflected a contraction in the mining sector and a slight moderation in real output growth in the agricultural sector. For 2017 as a whole, the real gross value added (GVA) by the primary sector increased by a firm 7.5% and contributed 0.7 percentage points to overall annual GDP growth. 8 Quarterly Bulletin March 2018

Growth in the components of real gross domestic product Total gross domestic product Agriculture, forestry and fishing Mining and quarrying Manufacturing Electricity, gas and water 0.2 Construction Wholesale and retail trade, catering and accommodation Transport, storage and communication Finance, insurance, real estate and business services General government services -15 -10 -5 0 5 10 15 20 25 Percentage change over one year Source: Stats SA Growth in the real output of the agricultural sector slowed marginally from 41.1% in the third quarter of 2017 to a still brisk 37.5% in the fourth quarter, largely reflecting the production of animal products. Following two consecutive annual contractions, the real value added by the agricultural sector expanded by 17.7% in 2017 – the highest rate of increase since 2008 – contributing 0.4 percentage points to real GDP growth. This turnaround was brought about by the end of the prolonged drought in the northern parts of the country which benefited field crop production as reflected by the 2017 bumper maize crop and positive spillovers to some other sectors of the economy. According to the first production estimate by the Department of Agriculture, Forestry and Fisheries’ Crop Estimates Committee, the commercial maize crop for the 2017/18 season was expected to be 12.2 million tons and 27.3% less than the final 2016/17 crop. The area planted was expected to have decreased by more than 12% from the previous season, to 2.3 million hectares. Commercial maize crop estimates Crop (million tons) Area planted (million hectares) 2016/17: final estimate ............................................................. 16.8 2.6 2017/18: first production forecast............................................ 12.2 2.3 Source: Crop Estimates Committee of the Department of Agriculture, Forestry and Fisheries 9 Quarterly Bulletin March 2018 0.6 1.3 -10.2 17.7 -4.2 4.6 -0.2 0.9 2016 2017 -2.3 -0.3 1.1 -0.6 1.7 0.8 1.5 2.3 1.9 1.4 0.3

10 Quarterly Bulletin March 2018 Box 1 The contribution of the Western Cape to overall output in the South African economy The Western Cape is the third largest province in South Africa with an average contribution of 13.7% to overall nominal gross domestic product (GDP) from 2010 to 2016. The province contributes significantly to agriculture, forestry and fishing; construction; and finance, insurance, real estate and business services. The distribution of economic activity within the province is such that the finance, insurance, real estate and business services sector is the largest contributor, followed by trade, catering and accommodation services, and manufacturing. Agriculture only accounts for around 3.0% of the Western Cape’s nominal GDP but has a significant downstream impact on manufacturing activities in general. The province contributed, on average, 0.3 percentage points to the average growth rate of 2.1% of overall real GDP from 2010 to 2016. The current water crisis in the province, against the backdrop of declining dam levels as from late 2014 and persistent drought conditions, together with the influx of people into the province has the potential to negatively affect activity in the South African economy as a whole. According to regional GDP statistics published by Statistics South Africa, Gauteng, KwaZulu-Natal and the Western Cape together accounted for 64.3% of nominal GDP in South Africa in 2016. The Western Cape’s contribution to South Africa’s nominal value added increased marginally from 13.6% in 2015 to 13.7% in 2016. Contributions to nominal gross domestic product per province in 2016 Gauteng KwaZulu-Natal Western Cape Eastern Cape Mpumalanga Limpopo North West Free State Northern Cape 0 5 10 15 20 25 30 35 Per cent Source: Stats SA The contribution of the Western Cape to South Africa’s nominal GDP by industry shows that the province adds significantly to agriculture, forestry and fishing; construction; and finance, insurance, real estate and business services. The Western Cape’s contribution to agriculture, forestry and fishing increased slightly from 21.9% in 2015 to 22.0% in 2016, and that to finance, insurance, real estate and business services from 17.2% to 17.6%. By contrast, its contribution to construction declined from 19.3% to 19.1% over the period. The composition of the contributions to economic activity within the province differs somewhat from the province’s contribution to national GDP. Within the province, the finance, insurance, real estate and business services sector contributes the most to nominal GDP, followed by trade, catering and accommodation services and manufacturing. Despite the province’s significant contribution to agriculture, forestry and fishing in the economy as a whole, the sector accounts for a relatively small portion of the Western Cape’s nominal GDP. 13.7 on products basic prices and fishing accommodation and communication estate and business services services 2010 2011 2012 2013 2014 2015 2016 11 Quarterly Bulletin March 2018 Western Cape as a ratio of South Africa's Distribution of nominal economic nominal gross domestic product in 2016activity in the Western Cape in 2016 Nominal GDP Taxes less subsidies All industries at Primary industries Agriculture, forestry Mining and quarrying Secondary industries Manufacturing Electricity, gas and water Construction Tertiary industries Trade, catering and Transport, storage Finance, insurance, real Personal services General government 25 20 15 10 5 0 0 20 40 60 80 100 Per centPer cent Source: Stats SA Real GDP growth in South Africa decelerated from 3.0% in 2010 to 1.3% in 2015, and further to 0.6% in 2016. The Western Cape’s contribution to overall real GDP growth varied between a high of 0.5 percentage points and a low of 0.2 percentage points between 2010 and 2016, or on average 0.3 percentage points. Real GDP growth, excluding the Western Cape, accordingly slowed from 3.1% in 2010 to 0.5% in 2016. Real gross domestic product Percentage change over one year 3.5 3.0 2.5 2.0 1.5 1.0 0.5 0.0 Source: Stats SA South Africa South Africa, excluding Western Cape 13.7 22.0 19.1 17.6 3.5 13.7 15.3 23.2

Growth in the real value added by the *mining sector* reverted from an increase of 6.2% in the third quarter of 2017 to a contraction of 4.4% in the final quarter, as production decreased in 8 of the 12 mineral groups. The contraction resulted largely from the lower production of gold, platinum group metals and diamonds. Platinum production was impacted by the lower price of platinum, an oversupply of recycled platinum, the shift away from diesel-powered vehicles globally and increased demand for electric cars. By contrast, production volumes of iron ore, manganese ore and other non-metallic minerals increased over the period.

On an annual basis, the real output of the mining sector increased by 4.6% in 2017 after contracting by 4.2% in 2016. Pronounced increases in the production of iron ore, manganese ore, diamonds and other non-metallic minerals supported growth in 2017. The sector benefited from higher global economic growth and the concomitant recovery in international commodity prices, despite domestic challenges such as low confidence, safety concerns and persistent regulatory uncertainty. Mining production added 0.3 percentage points to overall economic growth in 2017, after subtracting the same magnitude in 2016.

Real gross value added by the mining sector


Percentage change from quarter to quarter
30
20
10
0
-10
-20
-30
Seasonally adjusted annualised rates

Volume of mining production: selected subsectors


Indices: first quarter of 2012 = 100
220
200
180
160
140
120
100
80
60
40
Diamonds
Platinum group metals
Gold
Seasonally adjusted
2012
2013
2014
2015
2016
2017

Source: Stats SA

The real value added by the *secondary sector,* accounting for roughly 18% of total GDP, increased at a faster pace in the fourth quarter of 2017. A contraction in construction was more than offset by the acceleration in output growth in the manufacturing and electricity, gas and water subsectors.

Real output growth in the *manufacturing sector* accelerated further to 4.3% in the fourth quarter of 2017 and added 0.5 percentage points to overall GDP growth. Production volumes increased in 7 of the 10 manufacturing subsectors over the period, in particular in the subsectors supplying petroleum, chemical products, rubber and plastic products; basic iron and steel, non-ferrous metal products, metal products and machinery; and food and beverages. By contrast, production of motor vehicles, parts and accessories and other transport equipment declined.

12 South African Reserve Bank Quarterly Bulletin March 2018

The continued improvement in global manufacturing activity, together with the depreciation in the exchange value of the rand, supported production in export-oriented industries in the fourth quarter of 2017. Consistent with the acceleration in manufacturing output growth, the utilisation of production capacity in the manufacturing sector increased marginally further, from 81.6% in the third quarter of 2017 to 81.8% in the fourth quarter.

Real gross value added by the manufacturing sector


Percentage change from quarter to quarter
15
10
5
0
-5
-10
-15
Seasonally adjusted annualised rates

Volume of manufacturing production: selected subsectors


Indices: first quarter of 2012=100
120
115
110
105
100
95
90
85
80
Food and beverages
Petroleum products
Basic iron and steel
Furniture and other
Seasonally adjusted
2012
2013
2014
2015
2016
2017

Source: Stats SA

Despite real manufacturing output expanding for three consecutive quarters, output still contracted by 0.2% in 2017 compared to a moderate expansion of 0.9% in 2016. The loss of momentum stemmed largely from a contraction in the production volumes of petroleum, chemical products, rubber and plastic products; and wood and wood products, paper, publishing and printing. By contrast, the manufacturing of food and beverages; basic iron and steel; and, to a lesser extent, furniture, contributed positively to annual growth.

The real value added by the *electricity, gas and water sector* advanced at a rate of 3.3% in the fourth quarter of 2017, after having contracted by 6.1% in the preceding quarter. Both the volume of electricity consumed and produced increased over the period. Real output of the sector supplying electricity, gas and water increased by a mere 0.2% in 2017, following a contraction of 2.3% in 2016. The slight increase was driven by Eskom's enhanced plant performance and increased production capacity over the course of the year. The gradual commissioning of the Medupi, Kusile and Ingula power stations during the past two years greatly eased the electricity supply constraints. However, domestic electricity consumption remained subdued in 2017 due to continued supply disruptions to municipalities that were in arrears. Households and businesses also likely continued to shift to alternative sources of energy following many years of above-inflation electricity price increases.

Quarterly Bulletin March 2018 South African Reserve Bank 13

Activity in the construction sector declined by a further 1.4% in the fourth quarter of 2017 following a contraction of 1.2% in the third quarter, as building and civil construction confidence remained depressed. Both residential and non-residential construction activity contracted in the fourth quarter of 2017, while civil construction activity increased marginally over the period. Growth in the real value added by the tertiary sector accelerated to 2.7% in the final quarter of 2017, from 1.1% in the third quarter. The improvement was evident in all four of the services subsectors. Following a slight contraction of 0.1% in the third quarter of 2017, activity in the commerce sector rebounded to 4.8% in the fourth quarter as the real value added by the wholesale, retail and motor trade subsectors increased. Subsequent to its dismal performance in the third quarter of 2017, increased activity in the wholesale trade subsector was underpinned by higher sales in the subsectors selling solid, liquid and gaseous fuels; food, beverages and tobacco; precious stones, jewellery and silverware; and machinery, equipment and supplies. The real value added by the retail trade subsector also increased over the period as sales of retailers of textiles, clothing, footwear and leather goods as well as general dealers increased when consumers took advantage of the Black Friday promotions in November. By contrast, the real value added by the catering and accommodation subsector contracted slightly in the fourth quarter of 2017 as demand for accommodation services decreased. Growth in the real output of the transport, storage and communication sector accelerated to 2.8% in the fourth quarter of 2017, contributing 0.2 percentage points to overall GDP growth. Increased activity in land freight transportation, consistent with the increases in both export and import volumes, mainly drove the expansion in output and outweighed declines in the other transport subsectors. Uninterrupted growth in the communication subsector resulted from continued increases in the number of active subscribers to mobile networks. For 2017 as a whole, the real value added by the transport, storage and communication sector increased by 1.5%, up from 0.8% in 2016. The real value added by the finance, insurance, real estate and business services sector grew by 2.5% in the final quarter of 2017 compared to 1.9% in the third quarter, largely due to increased activity in the equity market. On an annual basis, growth in the real value added by the finance, insurance, real estate and business services sector moderated from 2.3% in 2016 to 1.9% in 2017, as activity in the banking sector slowed. Following a rebound to 1.1% in the third quarter of 2017, the real value added by the general government services sector rose by 1.4% in the fourth quarter of 2017. Real gross domestic expenditure Real gross domestic expenditure (GDE) increased at a much faster pace in the fourth quarter of 2017 and expanded for the year as a whole compared to a contraction in 2016. Real GDE increased by 6.9% in the fourth quarter of 2017 following a decline of 1.2% in the third quarter. Real GDE growth in the fourth quarter of 2017 reflected stronger increases in real final consumption expenditure by households and by general government alongside a sizeable build-up of inventories. In addition, real gross fixed capital formation rebounded in the final quarter of 2017. For 2017 as a whole, real GDE increased by 1.9% following a contraction of 0.9% in 2016. 14 Quarterly Bulletin March 2018

Real gross domestic expenditure Percentage change from quarter to quarter 10 8 6 4 2 0 -2 -4 -6 -8 Components of real gross domestic final demand Indices: first quarter of 2012 = 100 120 115 110 105 100 Seasonally adjusted 95 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB Real gross domestic expenditure Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2016 2017 Component Q4 Year* Q1 Q2 Q3 Q4 Year* Final consumption expenditure Households................................................... General government...................................... Gross fixed capital formation ............................ Domestic final demand ................................... Change in inventories (R billions)** .................... Gross domestic expenditure*** ....................... 2.1 0.6 10.1 3.3 -6.9 2.1 0.7 1.9 -4.1 -0.0 -7.8 -0.9 0.9 -1.2 -3.1 -0.3 -6.1 0.0 3.8 0.6 -0.2 2.4 6.3 4.1 2.4 1.3 -2.7 1.2 -12.0 -1.2 3.6 1.6 7.4 3.9 10.5 6.9 2.2 0.6 0.4 1.5 -0.3 1.9 * ** *** Percentage change over one year At constant 2010 prices Including the residual Sources: Stats SA and SARB Real final consumption expenditure by households and the change in real inventories contributed 2.2 and 2.9 percentage points respectively to growth in real GDP in the fourth quarter of 2017, while real net exports subtracted 3.8 percentage points. For 2017 as a whole, real final consumption expenditure by households contributed significantly to overall real economic growth, while net exports subtracted 0.6 percentage points. 15 Quarterly Bulletin March 2018 Gross fixed capital formation Final consumption expenditure by general government Final consumption expenditure by households Seasonally adjusted annualised rates

Contributions of expenditure components to growth in real gross domestic product

Percentage points

Component	2016		2017				
	Q4	Year	Q1	Q2	Q3	Q4	Year
Final consumption expenditure							
Households	1.3	0.4	0.5	2.3	1.5	2.2	1.4
General government	0.1	0.4	-0.3	0.1	0.3	0.3	0.1
Gross fixed capital formation	1.9	-0.9	-0.6	0.0	-0.5	1.4	0.1
Change in inventories	-1.4	-0.9	0.1	1.6	-2.4	2.9	0.2
Net exports	-1.7	1.5	-0.5	-1.2	3.5	-3.8	-0.6
Residual	0.1	0.0	0.3	0.1	0.0	0.0	0.1
Gross domestic product	0.4	0.6	-0.5	2.9	2.3	3.1	1.3

Components may not add up to totals due to rounding off.

Sources: Stats SA and SARB

Growth in real *final consumption expenditure by households* accelerated to 3.6% in the fourth quarter of 2017, after having increased by 2.4% in the third quarter. In the final quarter of 2017, real spending on semi- and non-durable goods increased at a faster pace, while growth in real outlays on durable goods slowed. By contrast, real expenditure on services contracted. Growth in real household consumption expenditure was supported by a slight increase in the First National Bank/Bureau for Economic Research (FNB)/(BER) Consumer Confidence Index in the fourth quarter of 2017 and strong Black Friday sales in November.

Real final consumption expenditure by households and consumer confidence



Percentage change from quarter to quarter
Index
6
5
4
3
2
1
0
-1
-2
-3
-4
10
5
0
-5
-10
-15
-20
Final consumption expenditure by households*
FNB/BER Consumer Confidence Index (right-hand scale)
* Seasonally adjusted annualised rates
2012
2013
2014
2015
2016
2017

Sources: Stats SA and FNB/BER

On an annual basis, growth in real final consumption expenditure by households accelerated to 2.2% in 2017 from 0.7% in 2016. Consumer spending in 2017 was underpinned by growth in households' real disposable income, supported by lower consumer price inflation in an environment of low interest rates. Growth in online sales also accelerated during the year. However, prevailing fairly tight credit conditions and tax increases announced in the *2018 Budget Review* could curtail growth in this spending category.

Growth in real outlays on *durable goods* decelerated somewhat from a five-year high of 15.2% in the third quarter of 2017 to a still high 13.1% in the fourth quarter. Growth in expenditure on personal transport equipment accelerated, while that on all other durable components rose at a somewhat slower pace. Black Friday campaigns boosted spending on furniture and household appliances.

16 South African Reserve Bank Quarterly Bulletin March 2018

Real final consumption expenditure by households

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

Category	2016		2017				
	Q4	Year*	Q1	Q2	Q3	Q4	Year*
Durable goods	0.8	-4.9	4.4	11.2	15.2	13.1	6.0
Semi-durable goods	-0.6	2.9	-2.2	10.9	4.8	16.7	3.1
Non-durable goods	0.6	0.9	-0.1	4.0	-1.2	2.6	1.1
Services	4.3	1.3	1.6	0.7	2.4	-0.3	2.3
Total	2.1	0.7	0.9	3.8	2.4	3.6	2.2

* Percentage change over one year

Source: Stats SA

Real household consumption expenditure on *semi-durable goods* advanced by a brisk 16.7% in the fourth quarter of 2017 following an increase of 4.8% in the third quarter. Growth in spending on clothing and footwear accelerated on account of Black Friday promotions. Real spending on motorcar tyres and accessories; and household textiles, furnishings and glassware also advanced. By contrast, spending on recreational and entertainment goods lost some momentum in the fourth quarter of 2017.

Following a decline of 1.2% in the third quarter of 2017, real household spending on *non-durable goods* increased by 2.6% in the fourth quarter. Real outlays in half of the non-durable goods categories increased at a faster pace, particularly food, beverages and tobacco; consumer goods; and recreational and entertainment goods. Spending on household fuel, power and water declined further, albeit at a much slower pace. Lower fuel and food price inflation as well as the National Energy Regulator of South Africa's (NERSA) decision to afford Eskom a much lower than expected electricity tariff increase supported spending on non-durable goods. Although growth in households' real expenditure on medical and pharmaceutical products slowed somewhat, it still increased at a fairly solid pace.

Growth in real expenditure by households on *services* decelerated from 2.4% in the third quarter of 2017 to -0.3% in the fourth quarter. The turnaround resulted from decreased real outlays on transport and communication services as well as household services which outweighed higher spending on, among other things, medical, recreational, entertainment and educational services. Increased spending by foreigners in South Africa, which is subtracted from domestic economic aggregates, resulted in a decline in domestic expenditure on miscellaneous services.

Growth in the *real disposable income of households increased slightly* from 2.5% in the third quarter of 2017 to 2.7% in the fourth quarter. Although total household debt increased at a slower pace, most categories of credit extended to households increased further in line with a notable increase in total nominal household spending. Household debt as a percentage of nominal disposable income decreased somewhat from 72.0% in the third quarter of 2017 to 71.2% in the fourth quarter, as growth in the nominal disposable income of households outpaced that of household debt. Furthermore, on balance, households' cost of servicing debt as a percentage of nominal disposable income edged marginally lower from 9.2% in the third quarter of 2017 to 9.1% in the final quarter.

For 2017 as a whole, household debt rose by 4.3% compared with an increase of 4.0% in 2016 as mortgage advances in particular increased over the period. However, the ratio of household debt to disposable income declined from 74.1% in 2016 to 71.9% in 2017 as nominal disposable income increased at a faster pace than debt. Households' cost of servicing debt as a percentage of disposable income also decreased from 9.6% in 2016 to 9.3% in 2017, supported by the reduction in the prime lending rate in 2017.

Quarterly Bulletin March 2018 South African Reserve Bank 17

Box 2 Undercurrents in household indebtedness

The composition of total outstanding household debt has changed since 2014, as the dominant contribution shifted from mortgage loans to consumer credit. Slower growth in mortgage credit than consumer credit as from 2010 reflected subdued growth in house prices following the 2008–09 global financial crisis.

Within the consumer credit category, growth was strongest in credit card advances, with its contribution almost doubling between 1995 and 2017 even though it remained the smallest component of household credit. This was followed by instalment sale credit and leasing finance, with its contribution to total household indebtedness increasing to 21.6% in 2017. Other debt[1], with an average contribution of 23.1% to total outstanding household debt, grew at a slower pace.

Contribution to household debt


Per cent
100
80
60
40
20
0
1995
2000
2005
2010
2015
Other debt
Instalment sale credit and leasing finance
Credit card advances
Mortgage advances

Household debt


Indices: 1995 = 100
1 600
1 400
1 200
1 000
800
600
400
200
0
1995
2000
2005
2010
2015
Credit card advances
Instalment sale credit and leasing finance
Consumer credit
Total household debt
Other debt
Mortgage advances
Downward phases of the business cycle

Source: SARB

The household sector's ability to service both interest and capital repayments has improved, as income growth, although modest, exceeded growth in outstanding debt. Both compositional shifts in different lending categories as well as changing risk profiles of borrowers had an influence on households' ability to service their debt. The ability of households to service interest on total outstanding debt is measured as their aggregate interest payments, or debt-service costs, as a ratio of their disposable income.

Debt-service cost only includes the interest burden of debt on households and not the repayment of the principal amount borrowed. Their debt to disposable income reflects the stock of debt on the household sector's balance sheet, which reflects households' ability to repay principal debt. The analysis shows a gradual improvement since the global financial crisis, with household debt as a percentage of disposal income declining from the 85.7% in 2008 to 71.9% in 2017. This improvement was largely driven by significantly slower growth in total outstanding household debt as from 2009, which coincided with slightly stronger growth in nominal disposable income of households.

1 Other debt includes general loans and overdrafts from banks as well as credit extended by non-banks such as retail accounts and accounts payable.

18 South African Reserve Bank Quarterly Bulletin March 2018

35 30 16 25 10 10 4 70 10 19 Quarterly Bulletin March 2018 Household debt Household debt-service cost Percentage change over one yearPer cent 30 25 14 12 20 20 158 15 6 10 5 5 2 0 0 0 1995 2000 2005 2010 2015 1995 2000 2005 2010 2015 Total household debt Prime lending rate Mortgage advancesDebt-service cost to disposable income Consumer credit (right-hand scale) Source: SARB Household debt and disposable income Percentage change over one yearPer cent 4090 3580 30 25 60 20 50 15 40 530 020 1995 1997 1999 2001 2003 2005 2007 2009 2011 2013 2015 2017 Source: SARB Total household debt Household disposable income Debt to disposable income (right-hand scale)

Real *final consumption expenditure by general government* accelerated slightly from a revised increase of 1.3% in the third quarter of 2017 to 1.6% in the fourth quarter. Real spending on both compensation of employees and non-wage goods and services increased over the period. However, for the year as a whole, growth in real final consumption expenditure by general government decelerated notably from 1.9% in 2016 to 0.6% in 2017. The slower pace of increase over the period reflected a moderation in real spending on both non-wage goods and services as well as the compensation of employees – which accounted for roughly 65% of total final consumption expenditure by general government. On balance, general government's nominal consumption expenditure relative to GDP remained just below 21% in both 2016 and 2017.

Real final consumption expenditure by general government

Percentage change from quarter to quarter


Total
Compensation of employees
Seasonally adjusted annualised rates
12
10
8
6
4
2
0
-2
-4
-6
-8
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016

Downward phases of the business cycle

Sources: Stats SA and SARB

Real final consumption expenditure by general government grew by 1.0% on average during the current downward phase of the business cycle, which commenced in December 2013. This was much slower than the average of 5.3% during the previous downward phase from December 2007 to August 2009. The difference in growth in real final consumption expenditure by general government between the two periods could initially be ascribed to countercyclical fiscal policy in the 2007–09 period, such as employment creation to stimulate economic growth which resulted in larger budget deficits and higher government debt levels. Lately, expenditure growth slowed down due to general government's efforts to contain expenditure in order to attain its fiscal deficit targets.

Real *gross fixed capital formation* grew by 7.4% in the fourth quarter of 2017 following a decline of 2.7% in the third quarter. Capital spending by public corporations and private business enterprises rebounded strongly, while fixed capital outlays by the general government sector contracted in the fourth quarter. Real gross fixed capital formation expanded by a mere 0.4% in 2017 as a whole, following a contraction of 4.1% in 2016. Both public corporations and general government reduced capital expenditure in 2017, while a marginal increase in capital spending by private business enterprises prevented total real gross fixed capital formation from contracting for a second successive year.

20 South African Reserve Bank Quarterly Bulletin March 2018

Real gross fixed capital formation Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2016 2017 Sector Q4 Year* Q1 Q2 Q3 Q4 Year* Private business enterprises .............. Public corporations........................... General government ......................... Total ................................................. 11.8 6.9 8.2 10.1 -5.3 -0.7 -3.5 -4.1 1.3 -16.5 -1.9 -3.1 -0.2 -0.7 0.4 -0.2 -4.9 -2.6 6.0 -2.7 9.9 12.2 -6.4 7.4 1.2 -1.3 -0.7 0.4 * Percentage change over one year Source: Stats SA Real gross fixed capital formation R billions 700 600 500 400 300 200 100 0 2000 2002 2004 2006 2008 2010 2012 2014 2016 Sources: Stats SA and SARB Real gross fixed capital outlays by private business enterprises rebounded by 9.9% in the fourth quarter of 2017, more than reversing the third quarter decline. Continued weakness in residential and non-residential construction activity was offset by strong outlays on transport equipment and machinery and equipment. On an annual basis, private capital investment increased by 1.2% in 2017 following two years of annual contractions. The marginal improvement came from a low base as the year was still characterised by political uncertainty, relatively weak economic growth and low business confidence. In 2017, a dearth in outlays on new independent renewable energy projects weighed down real gross fixed capital formation. Real fixed capital expenditure by public corporations rebounded by 12.2% in the fourth quarter of 2017 following three consecutive quarters of contraction. Robust growth in expenditure on machinery and equipment, particularly in the electricity and transport subsectors, mainly contributed to the increase in capital expenditure. Despite the sharp turnaround in the fourth quarter, aggregate real capital outlays by public corporations contracted by 1.3% in 2017 following a decline of 0.7% in 2016, reflecting the challenges faced by state owned companies. Real fixed capital spending by general government contracted by 6.4% in the fourth quarter of 2017, reflecting the constrained fiscal environment. On an annual basis, general government’s fixed capital spending contracted for a second successive year, declining by 0.7% in 2017 following a decrease of 3.5% in 2016. 21 Quarterly Bulletin March 2018 General government Public corporations Private business enterprises

Real inventory holdings increased by R10.5 billion (at annualised 2010 prices) in the fourth quarter of 2017 after having declined by R12.0 billion in the third quarter. The higher stock levels could largely be attributed to an accumulation of inventories in the trade and the manufacturing sectors, associated with the increased importation of machinery and equipment. This was partly countered by a rundown in stock levels in the mining sector. Industrial and commercial inventories as a percentage of non-agricultural GDP (nominal) edged lower from 11.3% in the third quarter of 2017 to 11.1% in the fourth quarter. Following a significant de-accumulation of inventories in 2016, real inventory holdings were further depleted by R0.3 billion in 2017. Gross saving South Africa’s national saving rate (gross saving as a percentage of GDP) decreased from 16.0% in the third quarter of 2017 to 15.8% in the fourth quarter. The deterioration reflected marginally weaker savings by households while the saving rate of corporate business enterprises and general government remained unchanged. The portion of total gross capital formation to be financed through foreign capital, that is, the foreign financing ratio, increased from 11.6% in the third quarter of 2017 to 15.3% in the fourth quarter. For 2017 as a whole, the national saving rate decreased to 16.1% – the lowest annual rate since 2014. As a percentage of GDP, gross saving by the corporate sector was maintained at 14.5% in both the third and fourth quarters of 2017. This was mainly due to significantly higher corporate tax payments which offset the increase in the gross operating surplus. General government’s saving rate remained at -0.2% in the third and fourth quarters of 2017 as the increase in government expenditure more than neutralised that in revenue. The annual rate worsened from 0.6% in 2016 to 0.0% in 2017. Gross saving by the household sector as a percentage of GDP edged marginally lower from 1.6% in the third quarter of 2017 to 1.5% in the fourth quarter, as nominal consumption expenditure increased at a faster pace than nominal disposable income. Employment3 Employment growth remained lacklustre in the fourth quarter of 2017, despite three consecutive quarterly increases in real GDP. According to the Quarterly Labour Force Survey (QLFS) conducted by Statistics South Africa (Stats SA), the number of people employed in South Africa decreased by 21 000 from the third to the fourth quarter of 2017, lowering total employment to approximately 16.2 million. Total employment increased by 102 000 in the year to the fourth quarter of 2017, and the year-on-year growth rate slowed significantly from 2.3% in the third quarter of 2017 to 0.6% in the fourth quarter. 3Unless stated to the contrary, the QES data reported in this section are seasonally adjusted. Household-surveyed formal non-agricultural employment increased by 88 000 in the year to the fourth quarter of 2017. The most notable annual employment gains were observed in the following sectors: community, social and personal services (119 000), manufacturing (63 000), finance, insurance, real estate and business services (44 000) and transport, storage and communication (40 000). The bulk of these job gains occurred on a permanent or medium-term contract basis (80 000), followed by unspecified-duration contracts (45 000) and limited duration contracts (8 000). The informal sector created an additional 113 000 job opportunities, representing a marked acceleration in year-on-year growth from 1.8% in the third quarter of 2017 to 4.2% in the fourth quarter. By contrast, the agriculture sector and private households shed 70 000 and 29 000 jobs respectively in the year to the fourth quarter of 2017. 22 Quarterly Bulletin March 2018

Unemployment rate



Per cent
28
27
26
25
24
23
Official unemployment rate
Seasonally adjusted unemployment rate
2012
2013
2014
2015
2016
2017

Sources: Stats SA and SARB

The number of unemployed persons decreased markedly by 330 000 from the third to the fourth quarter of 2017, lowering the total number of unemployed South Africans to 5.9 million. However, when measured over four quarters, unemployment increased by 99 000, or 1.7%. Given these developments, the official unemployment rate decreased from 27.7% in the third quarter of 2017 to 26.7% in the fourth quarter, marginally higher than the 26.5% recorded a year earlier. The seasonally adjusted unemployment rate increased marginally from 27.5% in the third quarter of 2017 to 27.6% in the fourth quarter. The youth unemployment rate receded slightly from 52.2% in the third quarter of 2017 to 51.1% in the fourth quarter, up from 50.9% a year earlier. Disconcertingly, the number of discouraged job seekers increased notably by 246 000 (or 10.7%) in the year to the fourth quarter of 2017.

According to the *Quarterly Employment Statistics* (QES) survey by Stats SA, enterprise-surveyed formal non-agricultural employment decreased by 0.3% (not seasonally adjusted) from the second to the third quarter of 2017. With 9 400 jobs lost in the quarter, the level of formal non-agricultural employment remained broadly unchanged at around 9.6 million. When seasonal variations are accounted for, the loss in employment was only marginally higher at 0.4%.

Formal non-agricultural employment



Number (millions)
2.5
2.4
2.3
2.2
2.1
2.0
7.50
7.45
7.40
7.35
7.30
Public sector
Public sector (adjusted for election-related outliers)
Private sector (right-hand scale)
Seasonally adjusted
2012
2013
2014
2015
2016
2017

Sources: Stats SA and SARB

Quarterly Bulletin March 2018 South African Reserve Bank 23

Private sector employment decreased for a second successive quarter in the third quarter of 2017. Job losses occurred in two of the goods-producing subsectors, namely mining and manufacturing, and in the finance, insurance, real estate and business services sector. However, in the private sector some additional job opportunities were created in the services subsectors, namely transport, storage and communication; trade, catering and accommodation; and community, social and personal services. Employment in the goods-producing construction sector also grew modestly over the period.

Private sector employment



Number (millions)
2.5
2.4
2.3
2.2
5.2
5.1
5.0
4.9
Goods-producing sectors
Services sectors (right-hand scale)
Seasonally adjusted
2012
2013
2014
2015
2016
2017

Sources: Stats SA and SARB

The *public sector* continued to shed jobs in the third quarter of 2017, with employment contracting for a fourth successive quarter. National departments and provinces reduced their staff complement in the third quarter of 2017. By contrast, employment increased somewhat at other public sector enterprises and local governments. The accompanying table shows that a cumulative 125 500 jobs were lost in the public sector in the year to the third quarter of 2017 partly due to government's attempt to contain the public sector wage bill by freezing employee headcount and the permanent withdrawal of funded vacancies. Temporary election-related employment was also reduced notably over this period.

Following two quarters of impressive employment gains, *mining sector employment* decreased notably by an annualised 7.2% in the third quarter of 2017 in the wake of restructuring by some mining companies in a challenging operating environment, exacerbated by policy uncertainty. Employment decreased despite three consecutive quarters of fairly robust growth in the real GVA by the mining sector in the context of the global economic upswing and higher international commodity prices. Despite the quarterly decline in the level of employment in the third quarter of 2017, some gains were still made when measured over four quarters. Labour paring continued for a fourth successive quarter in the gold mining sector. The non-gold mining sector also shed jobs in the third quarter of 2017, following two quarters of meaningful employment growth when some coal and platinum mines engaged in labour-intensive projects.

24 South African Reserve Bank Quarterly Bulletin March 2018

Change in enterprise-surveyed formal non-agricultural employment by sector* Change over one quarter: Q3 2017 Change over four quarters to Q3 2017 Cumulative job losses(-)/ gains(+)** Sector Per cent annualised Q2 2010 to Q1 2014 Q2 2014 to Q3 2017 Number Number Per cent Total mining ..................................... Gold mining.................................. Other mining ................................ Manufacturing ................................. Construction.................................... Total goods producing..................... -8 700 -1 800 -6 900 -6 800 2 700 -12 800 -7.2 -6.3 -7.5 -2.3 1.8 -2.3 4 400 -5 200 9 700 -2 200 -10 200 -7 900 1.0 -4.4 2.8 -0.2 -1.7 -0.4 600 -41 100 41 700 -44 400 17 700 -26 100 -28 900 -6 200 -22 800 -35 600 -31 300 -95 900 Trade, catering and accommodation services ........................................... Transport, storage and communication services .................. Finance, insurance, real estate and business services ............................ Community, social and personal services ........................................... 5 700 1.1 39 100 1.9 84 000 96 100 2 200 2.6 2 300 0.7 7 600 -11 100 -1 800 -0.3 - 100 0.0 135 900 20 800 500 0.4 12 700 2.4 30 200 23 000 Total services................................... Private sector ................................. National departments ...................... Provinces ........................................ Local governments .......................... 6 600 -6 200 -2 900 -5 500 600 0.5 -0.3 -2.4 -2.1 0.7 54 000 46 100 -10 900 -35 800 900 1.1 0.6 -2.3 -3.3 0.3 257 700 231 600 44 000 109 600 71 600 128 700 32 900 17 200 -76 100 6 800 Transport, storage and communication services ................. Other public sector enterprises, including electricity and IEC*** ......... Public sector .................................. Grand total ..................................... 0 -0.1 -8 500 -7.4 26 700 -22 900 4 600 -3 200 -9 400 7.3 -0.6 -0.4 -71 100 -125 500 -79 500 -21.0 -5.4 -0.8 19 700 271 600 503 200 28 700 -46 400 -13 500 * ** *** Seasonally adjusted. Components may not add up to totals due to rounding off. These reflect the two most recent phases in the formal non-agricultural employment cycle. Independent Electoral Commission Sources: Stats SA and SARB Mining sector employment and real gross value added Percentage change over four quarters 10 8 Employment 6 4 2 0 -2 -4 -6 -8 -10 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB 25 Quarterly Bulletin March 2018 Real output

Employment in the *manufacturing sector* decreased further in the third quarter of 2017, in line with weak sentiment. According to the *Absa Manufacturing Survey* by Stellenbosch University's Bureau for Economic Research (BER), manufacturing business confidence declined marginally from 27 to 24 index points in the fourth quarter of 2017. However, domestic demand improved somewhat and respondents across the board reported better export performance in the fourth quarter of 2017. As such, production volume growth picked up, facilitated by an increase in the average number of hours worked per factory worker. The deterioration in manufacturing business confidence despite the improvement in most underlying activity and demand indicators is explained by the all-time high in manufacturers' rating of the political climate as a constraint on business activity in the fourth quarter of 2017, ahead of the African National Congress' (ANC) elective conference in December. Disappointingly, the BER's manufacturing sector employment indicator deteriorated further after remaining unchanged at a low level for three successive quarters. The recovery in manufacturing output was supported by an improvement in global trade, but for employment growth to pick up, it would have to be sustained.

Manufacturing sector employment and business confidence



Per cent and index
Percentage change over four quarters
100
80
60
40
20
0
3
2
1
0
-1
-2
-3
Percentage rating political climate as a constraint
Manufacturing business confidence index
Employment (right-hand scale)
2012
2013
2014
2015
2016
2017

Sources: Stats SA and BER

Construction sector employment increased somewhat in the third quarter of 2017, following a loss of roughly 15 000 jobs in the second quarter. When measured over four quarters, construction sector employment contracted for a fourth successive quarter in the third quarter of 2017. This is consistent with the marginal contraction in the real GVA by the construction sector over the same period, amid weak sentiment. The First National Bank/Bureau for Economic Research (FNB/BER) Civil Confidence Index ticked up marginally to 19 index points in the fourth quarter of 2017, from a 17-year low of 15 in the third quarter, following a slight improvement in overall profitability that was boosted by a moderation in tendering competition. However, growth in construction activity deteriorated to its worst level since 2011, with 87% of respondents citing insufficient demand for new building work as a business constraint in the fourth quarter of 2017. Furthermore, the FNB/BER Building Confidence Index retreated from 35 to 31 index points in the fourth quarter of 2017, as building activity in the non-residential sector deteriorated. The BER cited lower activity at the start of the building pipeline – particularly among architects – which could weigh on building activity in the quarters ahead.

The number of people employed in the *finance, insurance, real estate and business services sector* decreased marginally in the third quarter of 2017 and remained broadly unchanged compared to a year earlier. By contrast, employment in the *trade, catering and accommodation services* sector increased in the third quarter of 2017, as the fairly strong upward trend observed since the start of 2015 continued. Despite this increase, business confidence in the trade sector largely remained below the neutral level of 50 since 2013. The BER's *Retail Survey* showed that business confidence among retailers fell in the fourth quarter of 2017, though improving somewhat among wholesalers and new vehicle traders.

26
South African Reserve Bank Quarterly Bulletin March 2018

Labour cost and productivity The year-on-year pace of increase in the nominal remuneration per worker in the formal non-agricultural sector of the economy accelerated from 6.3% in the second quarter of 2017 to 6.8% in the third quarter. Growth in public sector remuneration quickened notably, while private sector remuneration growth slowed. Real wages per worker increased for the second successive quarter following four quarters of year-on-year contraction, driven largely by public sector wage growth. Formal non-agricultural remuneration per worker Percentage change over four quarters 14 Total real wages Nominal private 12 Nominal public (adjusted for election-related outliers) 10 8 6 4 2 0 -2 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB Public sector remuneration growth per worker (including election-related outliers) accelerated from 9.1% in the second quarter of 2017 to 13.6% in the third quarter. When adjusting for election-related outliers, remuneration growth still accelerated from 8.8% in the second quarter of 2017 to 10.0% in the third quarter, continuing the upward trend in public sector wage growth per worker since the third quarter of 2013. Nominal wage growth per worker accelerated at all tiers of the public sector in the third quarter of 2017, except in the public transport, storage and communication services sector. By contrast, private sector remuneration growth per worker moderated from 5.4% in the second quarter of 2017 to 4.7% in the third quarter. Remuneration growth per worker slowed in the following subsectors: finance, insurance, real estate and business services (from 5.9% to 5.8%); non-gold mining (from 6.0% to 5.0%); trade, catering and accommodation services (from 5.3% to 3.7%); manufacturing (from 4.4% to 3.4%) and construction (from 8.8% to 1.6%). Conversely, remuneration growth per worker quickened in the following sectors: private transport, storage and communication services (from 5.1% to 6.5%); private community, social and personal services (from 3.7% to 6.4%) and gold mining (from 0.0% to 4.7%). According to Andrew Levy Employment Publications, the average wage settlement rate in collective bargaining agreements amounted to 7.6% in 2017, marginally up from 7.5% in 2016. Encouragingly, the number of working days lost due to strike action fell from 550 000 to 480 000 over the same period – the lowest annual figure since data became available in 1995. Year-on-year growth in labour productivity in the formal non-agricultural sector of the economy accelerated from 0.6% in the second quarter of 2017 to 1.6% in the third quarter, as year-on-year output growth accelerated marginally, while employment contracted. When adjusting for election-related outliers, labour productivity growth accelerated from 0.5% in the second quarter of 2017 to 0.8% in the third quarter. By contrast, with year-on-year output growth accelerating marginally and year-on-year growth in total remuneration slowing, nominal unit labour cost in the formal non-agricultural sector of the economy slowed from 5.7% in the second quarter of 2017 to 5.1% in the third quarter. 27 Quarterly Bulletin March 2018

Labour productivity and nominal unit labour cost Percentage change over four quarters 9 6 3 0 -3 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB 4Unless stated to the contrary, all rates mentioned in this section reflect year-on-year changes. Prices4 Domestic inflationary pressures moderated significantly throughout most of 2017 as a reduction in supply side cost pressures was accompanied by subdued domestic demand. In particular, food price inflation (with the notable exception of meat prices) decelerated significantly following the end of the drought in the northern parts of the country and a bumper 2017 maize harvest, electricity price inflation more than halved, and the appreciation in the exchange value of the rand from early 2016 onwards has lowered the prices of imported goods significantly. Annual average consumer price inflation slowed from 6.4% in 2016 to 5.3% in 2017, with headline consumer price inflation falling below the upper limit of the inflation target range in April 2017 and moderating further to 4.6% in July. Subsequently, this measure of price inflation fluctuated within a fairly narrow band amounting to 4.4% in January 2018, with the decline slowed mainly by higher fuel price inflation on account of higher international crude oil prices. Headline consumer and producer price inflation Percentage change over 12 months 9 8 7 6 5 4 3 2 1 0 2012 2013 2014 2015 2016 2017 2018 Source: Stats SA 28 Quarterly Bulletin March 2018 Producer price index for final manufactured goods Consumer price index Unit labour cost Henderson moving average Labour productivity (adjusted for election-related outliers) Henderson moving average

Most measures of producer price inflation at first decelerated significantly in 2017 and bottomed between June and August, driven largely by lower food price inflation and the appreciation in the exchange value of the rand from early 2016 onwards. However, the moderation was halted in the latter months of 2017 when most measures of producer price inflation accelerated somewhat. Producer price inflation for final manufactured goods accelerated from a recent low of 3.6% in July 2017 to 5.2% in December due to higher coal, petroleum, chemical, rubber and plastic product prices. Likewise, producer price inflation for intermediate manufactured goods quickened from 1.5% to 3.2% over the same period, mainly on account of higher chemical and metal prices.

The increase in most international commodity prices since early 2016, coupled with the depreciation in the exchange value of the rand in the second half of 2017, caused producer price inflation for mining products to accelerate sharply from -3.0% in May 2017 to 11.3% in November. Similarly, producer price inflation for agriculture, forestry and fishing quickened from -0.9% in August 2017 to 8.7% in January 2018, as agricultural price inflation in particular accelerated. Producer price inflation for electricity moderated significantly from 10.7% in March 2017 to 1.7% in January 2018, following the National Energy Regulator of South Africa (NERSA) awarding Eskom a much lower electricity tariff increase in 2017 compared to 2016. Furthermore, producer price inflation for water moderated slightly from 12.1% in June 2017 to 10.5% in July, and subsequently remained at that rate up to January 2018.

Consumer and producer price inflation

Annual average percentage change

	2014	2015	2016	2017	Jan 2018*
Headline consumer prices	6.1	4.6	6.4	5.3	4.4
Goods	6.2	3.4	6.9	5.1	3.7
Services	6.0	5.8	5.8	5.5	5.1
Final manufactured producer prices	7.5	3.6	7.0	4.8	5.1
Intermediate manufactured producer prices	8.2	0.8	6.8	4.0	1.5
Electricity and water producer prices	9.9	11.1	10.4	5.8	3.0
Mining producer prices	4.2	-4.1	11.5	5.4	-0.1
Agriculture, forestry and fishing producer prices	5.3	4.7	16.4	0.4	8.7

* Changes in prices from January 2017 to January 2018

Source: Stats SA

The moderation in consumer goods price inflation from 6.9% in 2016 to 5.1% in 2017 was the main driver of lower overall consumer price inflation in 2017. The deceleration in consumer goods price inflation was most pronounced in durable and semi-durable goods. Non-durable goods price inflation moderated to a lesser extent as the gradual slowdown in consumer food price inflation was partially countered by higher fuel price inflation following a sharp increase in international crude oil prices. Consumer goods price inflation fluctuated around 4.0% in recent months, as fuel price inflation accelerated while most other consumer goods price inflation categories moderated marginally further.

Box 3 Recent drivers of domestic poultry and egg prices

Several events exerted upward pressure on domestic poultry prices since late 2016. The outbreak of avian flu in Europe in November 2016, which is one of South Africa's primary sources of imported poultry, was followed by the imposition of import tariffs on frozen bone-in chicken from the European Union in December 2016. The subsequent outbreak of avian flu in South Africa in June 2017 exerted further pressure on both poultry and egg supply in the domestic market due to large scale culling.

Following these events, producer and consumer poultry and egg price inflation accelerated markedly throughout most of 2017. Mounting price pressures for both poultry and eggs were first observed at the producer level before it quickly spilled over to the consumer level.

Quarterly Bulletin March 2018 South African Reserve Bank 29

The acceleration in poultry price inflation contributed significantly to the acceleration in overall meat price inflation in 2017, given its high weight in the consumer meat price basket. By contrast, the marked acceleration in consumer egg price inflation in the second half of 2017 did not halt the general downward trend in overall consumer food price inflation over the period.

Producer and consumer poultry prices

Percentage change over 12 months

	Weights					
	In the overall index	In the relevant food basket	Dec 2016	Nov 2017	Dec 2017	Jan 2018
Agricultural producer food price index	85.28	100.0	5.5	6.7	5.9	8.8
Live animals	32.71	38.0	10.3	31.6	30.9	26.1
Poultry	14.72	17.0	2.6	25.6	25.8	22.1
Final manufactured producer food price index	25.17	100.0	12.2	0.9	1.0	0.0
Meat and meat products	5.35	21.0	10.1	13.5	12.5	10.0
Poultry	2.45	10.0	9.4	6.0	4.4	4.5
Consumer food price index	15.48	100.0	12.0	5.2	4.9	4.6
Meat	5.46	35.0	7.6	14.9	14.0	13.4
Poultry	2.12	14.0	8.0	16.8	14.6	12.4

Source: Stats SA

Year-on-year agricultural poultry producer price inflation accelerated from a trough of -5.2% in November 2016 to 25.8% in December 2017. Poultry price inflation at the final manufactured level reached a trough earlier in 2016 and peaked in July 2017, before moderating to 4.4% in December. Poultry price inflation at the consumer level followed suit, quickening from a low of 1.6% in August 2016 to an all-time high of 18.4% in October 2017, before also moderating somewhat to a still high 14.6% in December. Poultry has a weight of 14% in the overall consumer food price basket, giving it the highest single weight of all meat products within the consumer meat price basket.

Poultry price inflation

Percentage change over 12 months



20
15
10
5
0
-5
30
20
10
0
-10
-20
-30
2013
2014
2015
2016
2017
2018
Consumer price index
Final manufactured producer price index
Agricultural producer price index (right-hand scale)

Source: Stats SA

30 South African Reserve Bank Quarterly Bulletin March 2018

30 Consumer services price inflation moderated from an annual average of 5.8% in 2016 to 5.5% in 2017, its lowest annual average rate in five years. The slowdown was fairly broad based with six of the nine subcategories moderating. Price inflation slowed notably in the recreation and culture services category, largely due to a methodological change in the measurement of Lottery ticket price inflation. Furthermore, restaurant and hotel services price inflation decelerated to 4.6% in 2017 – its lowest annual average rate on record – following the slowdown in food price inflation. More recently, consumer services price inflation moderated further to 5.1% in January 2018, driven by a notable deceleration in housing rentals, public transport and funeral services price inflation. 31 Quarterly Bulletin March 2018 The outbreak of avian flu in South Africa in June 2017 severely affected domestic egg prices as the majority of culled birds were egg laying. Agricultural producer egg price inflation accelerated from a recent low of 1.8% in December 2016 to 22.8% a year later, while consumer egg price inflation responded with a lag of seven months and accelerated from a trough of 2.8% in July 2017 to 19.9% in December – its highest inflation rate since May 2009. The marked acceleration in egg price inflation did not halt the gradual moderation in overall consumer food price inflation in the second half of 2017 due to eggs’ small weight of only 3.0% in the overall consumer food price basket. Producer and consumer egg prices Percentage change over 12 months Weights In the In the relevant overallfood Dec Nov Dec Jan index basket 2016201720172018 Agricultural producer food price index ......... 85.28 100.0 5.5 6.7 5.9 8.8 Milk and eggs ........................................ 10.1212.014.812.210.412.3 Eggs...................................................3.975.01.822.722.828.5 Consumer food price index ......................... 15.48 100.0 12.0 5.2 4.9 4.6 Milk, cheese and eggs...........................2.5717.010.54.44.84.2 Eggs...................................................0.403.07.716.019.919.7 Source: Stats SA Egg price inflation Percentage change over 12 months 25 20 15 10 5 0 -5 201320142015201620172018 Consumer price index Producer price index Source: Stats SA

The US dollar-denominated international food price index of the Food and Agriculture Organization (FAO) of the United Nations decreased in recent months, from a peak in July 2017. Base effects intensified the slowdown in the 12-month growth rate from 17.2% in February 2017 to -2.7% in February 2018. The year-on-year rate of change in the rand-denominated FAO food price index decelerated to -2.8% in February 2018, driven lower by the recent appreciation in the exchange value of the rand. International US dollar-denominated cereals prices rose in the first half of 2017 but receded slightly in subsequent months due to ample global supplies, with the 12-month rate of increase slowing gradually from 9.5% in July 2017 to 6.8% in February 2018. The year-on-year rate of change in the rand-denominated international cereals price index accelerated from -18.5% in January 2017 to 9.5% in November before slowing to -4.3% in February 2018, mostly as a result of movements in the rand per US dollar exchange rate.

Food prices

Annual average percentage change

	2014	2015	2016	2017	Jan 2018*
Agricultural producer food prices	5.2	5.1	17.1	-0.8	8.8
Manufactured producer food prices..........	8.5	5.8	11.4	4.3	0.0
Consumer food prices..............................	7.9	5.1	10.8	7.0	4.6

* Changes in prices from January 2017 to January 2018

Source: Stats SA

Domestic *food price inflation* slowed notably in 2017 following the end of the prolonged drought in the northern parts of the country which has created a high prices base effect in 2016, lowering year-on-year inflation calculations in the subsequent period. Agricultural producer food price inflation decelerated from a double-digit annual average rate of 17.1% in 2016 to -0.8% in 2017. Likewise, final manufactured producer food price inflation more than halved in 2017, while food price inflation at the consumer level slowed to a lesser extent – only from 10.8% in 2016 to 7.0% in 2017.

Producer and consumer food price inflation

Percentage change over 12 months



Final manufactured producer food prices
Consumer food prices
Agricultural producer food prices (right-hand scale)
15
12
9
6
3
0
-3
40
30
20
10
0
-10
2012
2013
2014
2015
2016
2017
2018

Source: Stats SA

Producer food price inflation at the agricultural level accelerated in the second half of 2017 – to 8.8% in January 2018 – on account of a renewed acceleration in agricultural live animal price inflation and a marked quickening in egg price inflation due to shortages following the avian flu outbreak. However, producer food prices at the manufactured level remained unchanged in January 2018 compared to a year earlier.

32 South African Reserve Bank Quarterly Bulletin March 2018

The continued acceleration in meat price inflation tempered the fairly broad-based deceleration in consumer food price inflation in 2017. Price inflation accelerated in all the consumer meat subcategories over this period as farmers rebuilt herds following the drought. In addition, poultry prices were initially affected by the outbreak of avian flu in Europe and the implementation of import tariffs on certain poultry products, and later by the outbreak of avian flu in South Africa. Encouragingly, the upward trend in meat price inflation has reversed in recent months, with consumer meat price inflation moderating from 15.6% in September 2017 to a still high 13.4% in January 2018.

Consumer meat price inflation



Percentage change over 12 months
Total meat
Beef
Lamb
Poultry
25
20
15
10
5
0
-5
-10
2012
2013
2014
2015
2016
2017
2018

Source: Stats SA

Underlying inflationary pressures receded notably during 2017, reflecting subdued domestic demand and the disinflationary effect of the appreciation in the exchange value of the rand since early 2016. Subtracting the impact of food, non-alcoholic beverages and petrol prices from the calculation of headline consumer price inflation, the resultant measure of underlying inflation decelerated from 5.7% in January 2017 to 4.0% in January 2018. The SARB's preferred measure of underlying inflation (also excluding electricity prices) slowed from 5.5% to 4.1% over the same period – its lowest rate in six years. The deceleration in underlying inflation resulted largely from the marked moderation in exchange-rate sensitive underlying consumer goods price inflation, aided by a slowdown in consumer services price inflation in recent months.

Underlying measures of consumer price inflation



Percentage change over 12 months
Headline consumer price index excluding food*, fuel and electricity
Consumer services price index
Consumer goods price index excluding food*, fuel and electricity
9
6
3
0
2012
2013
2014
2015
2016
2017
2018

* Food includes non-alcoholic beverages

Sources: Stats SA and SARB

Quarterly Bulletin March 2018 South African Reserve Bank 33

An analysis of price changes based on the classification of individual consumption by purpose (COICOP) categories confirms the moderation in inflationary pressures from 2016 to 2017. In 2017, annual average consumer price inflation exceeded the upper limit of the inflation target range in four of the twelve COICOP categories, compared to five in 2016. In addition, annual average price inflation moderated in eight COICOP categories in 2017, while only accelerating in four. The accompanying figure shows that the housing and utilities category was the main contributor to annual consumer price inflation in 2017, surpassing the food and non-alcoholic beverages category which contributed the most in 2016. The contribution of the transport category increased notably in 2017, reflecting the impact of higher international crude oil prices on domestic fuel prices. Contributions to annual average headline consumer prince inflation by COICOP category Housing and utilities Miscellaneous goods and services Food and non-alcoholic beverages Transport Alcoholic beverages and tobacco Education Restaurants and hotels Clothing and footwear Household content and services Recreation and culture Health Communication -5 Per cent 0 5 10 15 20 25 30 Source: Stats SA Movements in administered price inflation largely reflected changes in fuel prices throughout 2017. Administered price inflation accelerated from a recent low of 1.8% in July 2017 to 6.9% in December, driven by a significant acceleration in fuel price inflation following the strong increase in international crude oil prices. Excluding fuel prices, administered price inflation remained unchanged at 4.0% for a seventh consecutive month in January 2018. When further excluding electricity prices from the calculation, administered price inflation moderated to 4.3% in September 2017 before accelerating somewhat to 5.0% in January 2018. Average headline inflation expectations for 2018, as reflected in the survey conducted by the BER in the fourth quarter of 2017, declined marginally to 5.7% – still fairly close to the upper limit of the inflation target range. Average inflation expectations for 2019 were unchanged at 5.9%. These moderate changes mask larger adjustments among respondents compared to the third quarter survey; business representatives revised their expectations higher over both years, offsetting the downward adjustment by trade union officials. 34 Quarterly Bulletin March 2018 2016 2017

Headline consumer price inflation expectations

Per cent, as surveyed in the fourth quarter of 2017

Average inflation expected for:	Financial analysts	Business representatives	Trade union representatives	All surveyed participants
2017	5.3	6.1	5.6	5.7
2018	5.1	6.5	5.5	5.7
2019	5.4	6.6	5.8	5.9
The next five years	5.2	6.3	5.4	5.6

Source: BER

Average five-year inflation expectations remained at 5.6%, the lowest since the third quarter of 2011. While financial analysts and trade union representatives reduced their projections further relative to the previous survey, business representatives lifted their forecast. Business representatives foresee inflation to average 6.3% over the next five years, while financial analysts and trade union representatives expect 5.2% and 5.4% respectively. Household inflation expectations declined from 6.6% in the second quarter of 2017 to 6.2% in the fourth quarter – household inflation expectations were not surveyed in the third quarter of 2017.

Quarterly Bulletin March 2018 South African Reserve Bank 35

External economic accounts Current account5 South Africa’s trade surplus narrowed from R92 billion in the third quarter of 2017 to R74 billion in the fourth quarter. The decrease in the trade surplus came about as the value of merchandise imports increased more than that of net gold and merchandise exports. These increases were largely driven by higher volumes of both imported and exported goods. 5Unless stated to the contrary, the current-account transaction flows referred to in this section are all seasonally adjusted and annualised. Balance of payments on current account R billions, seasonally adjusted and annualised 2016 2017 Year Q1 Q2 Q3 Q4 Year Merchandise exports ....................................................... 1 058 1 074 50 -1 066 58 1 089 68 -1 106 51 1 102 68 -1 078 92 1 168 79 -1 173 74 1 108 66 -1 106 69 Net gold exports.............................................................. 67 Merchandise imports ....................................................... -1 090 Trade balance ................................................................. Net service, income and current transfer payments............................................................ Balance on current account ........................................... As a percentage of gross domestic product ................ 35 -156 -121 -2.8 -150 -92 -2.0 -181 -129 -2.8 -191 -99 -2.1 -211 -137 -2.9 -183 -114 -2.5 Components may not add up to totals due to rounding off. Sources: Stats SA and SARB The smaller trade surplus together with a further widening of the shortfall on the services, income and current transfer account resulted in a significantly larger deficit on the current account of the balance of payments of R137 billion in the fourth quarter of 2017 compared to R99 billion in the third quarter. As a ratio of GDP, the current account deficit widened from 2.1% in the third quarter of 2017 to 2.9% in the fourth quarter. Balance of payments: current account R billions 150 100 50 0 -50 -100 -150 -200 -250 services, income and current transfer account Per cent -1 0 -2 -50 -3 -100 -4 -150 -5 -200 -6 -250 -7 -8 -300 2012 2013 2014 2015 2016 2017 Seasonally adjusted and annualised Sources: Stats SA and SARB 36 Quarterly Bulletin March 2018 Balance on current account Current account to GDP (right-hand scale) Trade balance Balance on

The value of total merchandise exports, which increased in the third quarter of 2017, rose further by 6.0% in the fourth quarter. The improvement resulted from higher export values especially in mining and, to a lesser extent, manufactured products. The value of mining exports, which rose slightly in the third quarter of 2017, increased significantly by 9.0% in the fourth quarter as coal boosted the export earnings from mineral products. The higher values of exported machinery and electrical equipment, chemical products as well as paper and articles of paper were the main drivers of the 4.1% increase in the overall value of manufacturing exports in the fourth quarter of 2017. The value of exported vehicles and transport equipment was negatively affected by a sharp decline in the number of vehicles exported in the quarter, especially in December. The value of agricultural exports receded by 4.7% in the fourth quarter of 2017, suppressed by a notable decrease in the exports of vegetable products, most probably related to the drought, especially in the Western Cape province. Mining exports R billions 600 500 400 300 200 100 0 2012 2013 2014 2015 2016 2017 Seasonally adjusted and annualised Sources: Stats SA and SARB In US dollar terms, the price of a basket of domestically produced non-gold export commodities increased by 2.3% in the fourth quarter of 2017 – its second consecutive quarterly increase after a brief decline in the second quarter. However, the various commodities displayed divergent international price trends in the fourth quarter of 2017 as copper, nickel and coal increased while iron ore and platinum decreased. The increase in the price of nickel reflected supply constraints in the Philippines amid an anticipated increase in global demand for electric vehicles, while the price of copper increased in response to concerns about supply disruptions due to labour strikes at the world’s two largest copper mines in Chile and Indonesia. The depreciation in the exchange value of the rand in the fourth quarter of 2017 supported the pace of increase in the rand price of the basket of South African-produced non-gold export commodities. Increases in the international prices of other exported products contributed to a rise of 3.0% in the overall rand price of merchandise exports in the fourth quarter of 2017. The total volume of exported bulk and break bulk cargo handled at South African ports increased by 13.2% in the fourth quarter of 2017, following a decrease in the third quarter. This is also reflected in the 3.0% increase in the total volume of merchandise exports in the fourth quarter of 2017, which contributed to a 0.6% increase for 2017 as a whole. 37 Quarterly Bulletin March 2018 Mining exports Mineral products

International prices of selected South African export commodities US dollar indices: 2010 = 100 120 100 80 60 40 20 2012 2013 2014 2015 2016 2017 Source: World Bank The US dollar price of gold per fine ounce on the London market declined marginally from US$1 278 in the third quarter of 2017 to US$1 276 in the fourth quarter, or by 0.2%. However, the average realised rand price of gold rose by 4.8% over the same period as the exchange value of the rand depreciated. The higher rand price combined with a 11.2% increase in the physical quantity of net gold exports in the final quarter of 2017 caused the export proceeds of South African gold producers to advance by 16.6% over the period. However, on an annual basis, net gold export earnings remained broadly unchanged at R67 billion in 2016 and R66 billion in 2017. 38 Quarterly Bulletin March 2018 Box 4 Revision of net gold export statistics in South Africa’s balance of payments A growing divergence in 2016 between domestic gold production in the national accounts and net gold exports prompted more than a year-long review of the SARB’s compilation of net gold exports. Certain transactions were either omitted or not fully, or incorrectly, recorded based on information received from respondents. By way of background, gold exports and imports require special treatment in the balance of payments compilation process, based on established international guidelines. To qualify as an export, for example, does not require physical movement across borders, which is normally associated with customs collections, but a simple change of ownership from a resident to a non-resident entity. It is the latter that presents specific challenges for balance of payments compilers. The revision of net gold export statistics is based on improved tracking of how these transactions are recorded by respondents. Typical ways in which gold exports and imports could either be overstated or understated depends on how entities report gold transactions. These transactions range from the activities of a domestically domiciled gold exchange traded fund (ETF) and the extent to which reporting entities provide a comprehensive response of all the clients it exports to, particularly when based outside of the country. A specific challenge to gold export and import statistics relates to what is referred to as `merchanting’, where a South African entity overstated net gold exports. SA export commodity basket (excluding gold) Coal Copper Platinum Iron ore Nickel

The value of merchandise imports rose by 8.9% in the fourth quarter of 2017, following a decline in the preceding quarter. This reflects sizeable increases in the import values of especially manufactured and, to a lesser extent, mining goods while agricultural products decreased. Increased domestic demand for foreign produced cellular phones contributed most to the rise in the import value of machinery and electrical equipment. In addition, the value of imported chemical products, artificial resins and plastics as well as miscellaneous manufactured equipment increased significantly. Increased domestic demand for petroleum products mainly contributed to the increase in the value of imported mineral products in the fourth quarter of 2017. This, together with an increase in the value of imported pearls and precious stones, resulted in a recovery in the total value of mining imports in the fourth quarter. Following an increase in the third quarter of 2017, the value of agricultural imports declined in the fourth quarter due to lower values of imported animal or vegetable fats and oils and vegetable products. 39 Quarterly Bulletin March 2018 Net gold exports R millions 20132014201520162017 Before revision................................ 63 887 62 654 67 663 50 585 68 710 After revision................................... 67 174 71 942 59 521 66 762 66 411 Total revision................................... 3 288 9 287 -8 142 16 177 -2 299 As a percentage of gross domestic product........................ 0.10.2-0.2 0.4-0.0 Source: SARB Following revisions, net gold export statistics are higher in 2013, 2014 and 2016, and lower in 2015 and 2017. The lower net gold exports in 2015 and 2017 mostly reflect the correction of substantial gold merchanting, while the upward revisions corrected under-reporting of exports. Net gold exports R billions 100 90 80 70 60 50 40 20132014201520162017 Source: SARB After revision Seasonally adjusted and annualisedBefore revision

Merchandise imports R billions 1 000 800 600 400 200 0 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB The rand price of merchandise imports increased further by 1.7% in the fourth quarter of 2017 following an increase of 0.3% in the third quarter. At the same time, the volume of merchandise imports rose by 7.1% in the fourth quarter of 2017, supported by increased volumes of imported manufactured and mining goods. When excluding crude oil imports, the volume of merchandise imports still increased notably in the fourth quarter of 2017. The import penetration ratio (real merchandise imports as a ratio of real gross domestic expenditure) increased from 25.4% in the third quarter of 2017 to 26.8% in the fourth quarter. On an annual basis, the volume of total merchandise imports rose by 2.6% from 2016 to 2017. Terms of trade* Index: 2010 = 100 115 110 105 100 95 2012 2013 2014 2015 2016 2017 * Including gold Sources: Stats SA and SARB 40 Quarterly Bulletin March 2018 Manufacturing Mining Seasonally adjusted and annualised

South Africa’s terms of trade improved further in the fourth quarter of 2017 as the rand price of exports, including gold, increased at a faster pace than that of imports. For 2017 as a whole, the terms of trade strengthened noticeably. The shortfall on the services, income and current transfer account widened by about R21 billion, or 11.0%, in the fourth quarter of 2017 causing the deficit as a percentage of GDP to increase from 4.1% in the third quarter of 2017 to 4.4% in the fourth quarter. On an annual basis, the deficit on the services, income and current transfer account relative to GDP increased moderately from 3.6% in 2016 to 3.9% in 2017, despite four consecutive quarterly increases. The larger shortfall in the fourth quarter of 2017 could mainly be attributed to a widening in the deficit on the income account and a slightly larger deficit on the services account. An increase in net dividend payments to non-residents was mainly responsible for the larger deficit on the income account in the fourth quarter of 2017 as gross dividend payments increased while gross dividend receipts declined. Gross dividend payments increased further in the fourth quarter of 2017, albeit at a slower pace than in the third quarter. Despite quarterly increases in dividend payments in the two final quarters of 2017, gross dividend payments to non-residents nevertheless contracted by 2.4% for 2017 as a whole. This was the second consecutive annual decline in gross dividend payments since the global financial crisis in 2008-09. Weak domestic economic growth during the current downward phase of the business cycle impeded dividend payments. Gross dividend receipts from abroad contracted in the fourth quarter of 2017, particularly influenced by receipts of a non-direct investment nature where mergers and corporate events played a role. Similar to dividend payments, 2017 also marked the second consecutive annual decline in dividend receipts. Gross interest payments also increased further in the fourth quarter of 2017. The increase in gross interest payments of 14.4% in 2016 and 17.7% in 2017 was consistent with the increase in the value of South Africa’s foreign debt. Selected gross income payments and receipts R billions 120 100 80 60 40 20 0 Percentage of gross domestic product 4.0 3.5 3.0 2.5 2.0 1.5 1.0 0.5 0 2005 Source: SARB 2007 2009 2011 2013 2015 2017 41 Quarterly Bulletin March 2018 Dividend payments Interest payments Dividend receipts Dividend payments Interest payments Dividend receipts

Net payments for services increased somewhat in the fourth quarter of 2017, driven by an increase in gross payments for transport-related services on account of higher merchandise imports and gross payments for ‘other services’, more specifically payments for intellectual property. The increase in net payments for services was moderated by a second consecutive quarterly increase in gross travel receipts. However, gross travel receipts improved by only 1.0% for 2017 as a whole, compared with an increase of almost 11% in 2016. The slower growth in travel receipts in 2017 was affected by the significant strengthening in the external value of the rand against major currencies (the US dollar, euro and British pound) on an annual average basis, for the first time since 2010. Gross travel receipts R billions 130 120 110 100 90 80 sonally adjusted and annualised 70 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB Net current transfer payments decreased marginally in the fourth quarter of 2017. However, for 2017 as a whole, a noticeable increase in net current transfers contributed to a widening of the deficit on the services, income and current transfer account. This could be largely attributed to a marked increase in the amount paid to South Africa’s trading-partner countries in the Southern African Customs Union (SACU) in the 2017/18 fiscal year. Financial account The net flow of capital on South Africa’s financial account of the balance of payments (excluding unrecorded transactions) amounted to an inflow of R50.3 billion in the fourth quarter of 2017 following an inflow of R13.1 billion in the third quarter. On a net basis, portfolio investment and financial derivatives recorded inflows during the fourth quarter of 2017, while direct investment and other investment recorded outflows. The cumulative inflows on the financial account amounted to R101.1 billion in 2017 compared to R131.4 billion in 2016. Overall, financial account inflows relative to GDP amounted to 4.2% in the final quarter of 2017 and 2.2% for 2017 as a whole, down from 3.0% in 2016. 42 Quarterly Bulletin March 2018 Travel receipts Henderson moving average Sea

Net financial transactions

R billions

	2016	2017				
	Year	Q1	Q2	Q3	Q4	Year
Change in liabilities						
Direct investment	32.9	9.1	5.9	16.2	-13.5	17.7
Portfolio investment	139.9	25.9	74.7	83.9	94.3	278.8
Financial derivatives	-499.3	-90.9	-59.6	-37.8	-39.1	-227.4
Other investment	-3.8	44.8	-28.4	49.8	-5.6	60.6
Change in assets						
Direct investment	-65.8	-11.2	-31.7	-58.4	3.2	-98.1
Portfolio investment	100.7	-19.2	-8.0	-16.8	-14.5	-58.5
Financial derivatives	485.6	90.6	58.4	33.3	40.9	223.2
Other investment	-18.5	-35.4	-0.4	-33.3	-0.5	-69.6
Reserve assets	-40.2	14.2	-1.1	-23.7	-14.9	-25.5
Total identified financial transactions*	131.4	27.9	9.7	13.1	50.3	101.1
As a percentage of gross domestic product	*3.0*	*2.5*	*0.8*	*1.1*	*4.2*	*2.2*

* Excluding unrecorded transactions
Inflow (+) outflow (-)

Source: SARB

Foreign-owned assets in South Africa

South Africa's direct investment liabilities reverted from an inflow of R16.2 billion in the third quarter of 2017 to an outflow of R13.5 billion in the fourth quarter due to the sale of a significant stake in a company in the banking sector by a foreign direct investor. Inward direct investment increased by a cumulative R17.7 billion in 2017 compared to an increase of R32.9 billion in 2016.

Portfolio investment liabilities recorded an inflow of R94.3 billion in the fourth quarter of 2017 following an inflow of R83.9 billion in the previous quarter. The inflow was mainly driven by non-resident investors' acquisition of equity securities to the value of R26.2 billion in the third quarter of 2017 and R66.7 billion in the fourth quarter. In addition, non-residents acquired debt securities to the value of R27.6 billion in the fourth quarter of 2017 following an inflow of R57.6 billion in the third quarter. For 2017 as a whole, non-resident investors acquired a portfolio of debt and equity securities amounting to R278.8 billion compared to an acquisition of R139.9 billion in 2016.

Other investment liability flows switched from an inflow of R49.8 billion in the third quarter of 2017 to an outflow of R5.6 billion in the fourth quarter. The reversal in other investment liabilities resulted from repayments of short-term foreign currency-denominated loans by the domestic banking sector. In 2017, other investment liability inflows advanced by R60.6 billion compared to an outflow of R3.8 billion in 2016.

Quarterly Bulletin March 2018 South African Reserve Bank 43

Balance of payments: financial account R billions 30 20 10 0 -10 -20 -30 -40 -50 100 80 60 40 20 0 -20 100 80 60 40 20 0 -20 -40 -60 100 80 60 40 20 0 -20 2012 2013 2014 2015 2016 2017 Source: SARB South African-owned assets abroad Following an outflow of R58.4 billion in the third quarter of 2017, South African entities’ direct investment abroad recorded an inflow of R3.2 billion in the fourth quarter of 2017 as a domestic company in the mining sector sold a significant stake in its subsidiary abroad. Outward direct investment outflows increased from R65.8 billion in 2016 to R98.1 billion in 2017, as South African residents increased their purchases of foreign equity securities abroad. 44 Quarterly Bulletin March 2018 Total (including reserve assets and financial derivatives, excluding unrecorded transactions) Net other investment Net portfolio investment Net direct investment

South African residents acquired foreign portfolio assets to the value of R14.5 billion in the fourth quarter of 2017 following an acquisition of R16.8 billion in the third quarter. The acquisition of foreign portfolio assets was supported by an increase in the acquisition of foreign debt securities by the domestic private non-banking sector. South African investors purchased foreign portfolio assets of R58.5 billion in 2017, compared to a significant disposal of such assets amounting to R100.7 billion in 2016. Following an outflow of R33.3 billion in the third quarter of 2017, other investment assets recorded another outflow of R0.5 billion in the fourth quarter, as the domestic banking sector repatriated deposits held abroad and the domestic private non-banking sector extended short-term loans to non-residents. For 2017 as a whole, other investment outflows amounted to R69.6 billion compared to an outflow of R18.5 billion in 2016. Foreign debt South Africa’s total external debt increased from US$158.5 billion at the end of June 2017 to US$163.3 billion at the end of September, mainly as a result of an increase in foreign currency-denominated external debt. South Africa’s gross external debt, expressed in rand terms, increased from R2 074 billion at the end of June 2017 to R2 204 billion at the end of September. External debt US$ billions 100 80 60 40 20 0 Per cent 160 140 120 100 80 60 40 20 0 60 50 40 30 20 10 0 2012 2013 2014 2015 2016 2017 Source: SARB Foreign currency-denominated external debt increased from US$73.0 billion at the end of June 2017 to US$76.5 billion at the end of September, largely as a result of foreign bond issuances by both national government and the non-banking private sector. National government issued two international bonds to the combined value of US$2.5 billion, while a non-banking private sector company also issued an international convertible bond in the third quarter of 2017. The foreign currency-denominated external debt of the banking sector also increased as non-residents advanced short-term loans to the domestic banking sector over the same period. 45 Quarterly Bulletin March 2018 External deb External deb t to t to export earnings GDP (right-hand scale) Rand-denominated Foreign currency-denominated

Foreign debt of South Africa

US$ billions at end of period

	2016			2017		
	Q2	Q3	Q4	Q1	Q2	Q3
Foreign currency-denominated debt	66.9	70.4	70.7	74.3	73.0	76.5
Debt securities	22.5	21.9	24.1	24.1	24.3	26.7
Other	44.4	48.5	46.6	50.2	48.7	49.9
Public sector	8.0	8.1	8.1	9.1	9.2	9.6
Deposit-taking institutions	16.8	20.6	19.2	19.2	16.6	17.9
Non-monetary private sector	19.6	19.8	19.3	21.9	22.9	22.3
Rand-denominated debt	65.5	72.6	72.1	77.8	85.5	86.8
Debt securities	36.2	42.2	41.4	45.0	50.3	50.3
Other	29.3	30.4	30.7	32.8	35.2	36.5
Total foreign debt	132.4	143.0	142.8	152.1	158.5	163.3
As a percentage of gross domestic product	*45.7*	*49.4*	*48.3*	*48.4*	*48.1*	*47.8*
As a percentage of total export earnings	*140.9*	*152.6*	*147.6*	*148.4*	*151.3*	*151.6*

Source: SARB

Rand-denominated external debt, expressed in US dollars, increased from US$85.5 billion at the end of June 2017 to US$86.8 billion at the end of September. The increase was mainly due to non-resident advances of short-term loans to the domestic non-banking private sector. Non-residents also increased their rand deposits with the South African domestic banking sector over the period.

South Africa's total external debt as a ratio of annual GDP decreased from 48.1% at the end of June 2017 to 47.8% at the end of September. The ratio of external debt to export earnings increased slightly from 151.3% to 151.6% over the same period.

International investment position

South Africa's positive net international investment position (IIP) increased significantly from a revised R716 billion at the end of June 2017 to R1 128 billion at the end of September, as the value of foreign assets increased at a much faster pace than that of foreign liabilities. Although both foreign assets and liabilities were lifted by the 4.6% depreciation in the weighted average exchange rate of the rand from the end of June 2017 to the end of September, foreign assets increased more than foreign liabilities as a result of its larger foreign currency exposure.

The market value of South Africa's foreign assets (outward investment) increased from a revised R6 349 billion at the end of June 2017 to R7 163 billion at the end of September. This significant increase of 12.8% followed an increase of 4.6% in the second quarter. The market value of all functional categories increased in the third quarter of 2017. Direct investment contributed the most due to a further increase in the share price of a large foreign investment of a South African company. A domestic telecommunications company purchasing a controlling stake in a company abroad also contributed to the increase in direct investment. Foreign portfolio assets increased mainly due to a rise in the value of equity securities as reflected by the increase in the US Standard & Poor's (S&P) 500 Index of, on balance, 4.0% in the third quarter of 2017. South African investors also continued to invest abroad. On balance, the depreciation in the exchange value of the rand in the third quarter of 2017 increased the market value of 'other' foreign assets and reserve assets over the period.

46 South African Reserve Bank Quarterly Bulletin March 2018

South Africa's international investment position


R billions
7 200
6 800
6 400
6 000
5 600
5 200
4 800
4 400
4 000
1 200
1 000
800
600
400
200
0
-200
-400
Foreign liabilities
Foreign assets
Net international investment position
(right-hand scale)
2014
2015
2016
2017

Source: SARB

The market value of South Africa's foreign liabilities (inward investment) increased from R5 634 billion at the end of June 2017 to R6 034 billion at the end of September. This increase of 7.1% followed a moderate increase of only 0.2% in the second quarter. The increase in the country's foreign liabilities reflected an increase in the market value of all functional categories. The increase in both direct and portfolio investment could mainly be attributed to a substantial increase of 7.7% in the JSE All-Share Index (Alsi) from the end of June 2017 to the end of September. The increase in portfolio investment liabilities could also be attributed to the acquisition of domestic debt securities by foreign investors as their search for investment returns continued. Inward portfolio investment was further augmented by the issuance of international bonds by both national government and a non-banking private sector company. The increase in 'other' investment liabilities mainly resulted from short-term borrowing by the domestic private banking sector and drawings on foreign long-term loans by public corporations.

As a ratio of South Africa's annual GDP, the country's foreign liabilities increased from 125.7% at the end of June 2017 to 132.2% at the end of September, while the country's foreign assets increased from 141.6% to 156.9% over the same period. This resulted in South Africa's positive net IIP rising to 24.7% of GDP at the end of September 2017 compared to 16.0% at the end of June.

International reserves and liquidity

South Africa's international reserve assets increased by R14.9 billion in the fourth quarter of 2017, following an increase of R23.7 billion in the third quarter. For 2017 as a whole, the country's international reserves increased by R25.5 billion.

The US dollar value of South Africa's gross gold and other foreign reserves (i.e. the international reserves of the SARB before accounting for reserves-related liabilities) increased from US$49.4 billion at the end of September 2017 to US$50.7 billion at the end of December, mainly due to the depreciation of the US dollar against major currencies as well as an increase in the US dollar gold price. Subsequently, the country's gross gold and other foreign reserves declined marginally to US$50.5 billion at the end of January 2018. South Africa's international liquidity position[6] increased from US$42.7 billion at the end of September 2017 to US$42.9 billion at the end of December, and further to US$43.6 billion at the end of January 2018.

The level of import cover (i.e. the value of gross international reserves relative to the value of merchandise imports, as well as services and income payments) decreased from 5.2 months at the end of September 2017 to 4.6 months at the end of December.

6 This is calculated as the SARB's gross gold and foreign reserves minus foreign currency-denominated liabilities against both domestic and foreign counterparties plus/minus the forward position in foreign currency.

Quarterly Bulletin March 2018
South African Reserve Bank
47

International reserves


US$ billions
Months
Gross reserves
International liquidity position
Import cover ratio (right-hand scale)
60
55
50
45
40
35
6.0
5.5
5.0
4.5
4.0
3.5
2012
2013
2014
2015
2016
2017

Source: SARB

Box 5 Revision of reserve asset statistics in South Africa's balance of payments

The South African Reserve Bank's (SARB) holdings of gross gold and other foreign reserves comprise numerous financial assets, each with their own unique characteristics. In the compilation of balance of payments statistics, this complicates the delineation of changes between transaction and valuation effects from one period to the next in the market value of assets included in the holdings of gross gold and other foreign reserves. This necessitated a review of the SARB's approach to distinguish between valuations and transactions.

During this review process, the SARB interrogated primary source data and their characteristics. The outcome informed the revision of the valuation and transaction components of the overall change in gross gold and other foreign reserves as published on page S–104 in the *Quarterly Bulletin*. The transaction component is presented as reserve assets in the financial account of the balance of payments on page S–80 and S–81. The reserve asset statistics in the balance of payments are derived as the change in the market value in rand of gross gold and other foreign reserves over a specific period minus valuation adjustments, monetisation/demonetisation of gold and liabilities related to reserves. This equals the sum of transactions in gross gold and other foreign reserve assets.

The revision of the reserve asset statistics changed the balance on the financial account of the balance of payments, and with the balance on the current account unchanged it is offset by a similar and opposite change in unrecorded transactions. The reserve asset statistics were revised from January 2014 on account of reclassifications of changes in the market value of assets included in the holdings of gross gold and other foreign reserves between valuation adjustments and transactions. The revision to valuation adjustments was affected by currency valuations as from January 2014 and also price valuations as from November 2016. The magnitude of these revisions is shown in the table below.

Analysis of change in gross gold and other foreign reserves*

R billions

	Before revision				After revision			
	2014	2015	2016	2017	2014	2015	2016	2017
Gross gold and other foreign reserves............	568.5	713.9	647.8	624.8	568.5	713.9	647.8	624.8
Change in gross gold and other foreign reserves...	48.3	145.4	-66.1	-23.0	48.3	145.4	-66.1	-23.0
Net monetisation/demonetisation of gold	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Valuation adjustments....................................	*31.7*	*154.4*	*-106.0*	*-60.6*	*33.2*	*159.4*	*-105.6*	*-48.6*
Liabilities related to reserves..........................	-	-	-0.7	-	-	-	-0.7	-
Reserve assets...	*16.6*	*-9.1*	*40.6*	*37.5*	*15.1*	*-14.0*	*40.2*	*25.5*

* Components may not add up to totals due to rounding off.

Source: SARB

48 South African Reserve Bank Quarterly Bulletin March 2018

Exchange rates The nominal effective exchange rate of the rand (NEER) increased, on balance, by 8.3% in the fourth quarter of 2017 compared with a decline of 4.6% in the third quarter. The fourth-quarter increase in the NEER was the largest quarterly increase since the second quarter of 2009. The NEER declined by 3.4% in October 2017, followed by increases of 2.0% and 9.9% in November and December respectively. The December 2017 increase was the largest monthly increase since April 2009. The depreciation in the exchange value of the rand in October 2017 resulted partly from the 2017 MTBPS which projected much larger government deficits and higher debt levels. The exchange value of the rand then appreciated in November, as investors viewed S&P Global Ratings’ decision to only downgrade the country’s local-currency debt positively, while Moody’s Investor Services put South Africa’s credit rating on review instead of effecting an immediate downgrade. The marked appreciation in the exchange value of the rand in December occurred in the second half of the month, following the outcome of the ANC’s elective conference which was viewed as positive for the economy. On an annual basis, the NEER increased by only 2.5% in 2017 compared to an increase of 18.7% in 2016. Effective exchange rates of the rand Indices: 2010 = 100 100 90 80 70 60 50 2012 2013 2014 2015 2016 2017 2018 Source: SARB Exchange rates of the rand Percentage change 31 Mar 2017 to 30 Jun 2017 30 Jun 2017 to 29 Sep 2017 29 Sep 2017 to 29 Dec 2017 29 Dec 2017 to 28 Feb 2018 Weighted average* .............................. Euro ..................................................... US dollar .............................................. Chinese yuan........................................ British pound ........................................ Japanese yen ....................................... -0.1 -3.6 2.9 1.2 -1.4 3.0 -4.6 -6.2 -3.1 -5.0 -5.9 -2.7 8.3 8.2 9.8 7.5 9.0 9.9 2.7 2.4 4.4 1.6 1.5 -0.6 * Trade-weighted exchange rate against a basket of 20 currencies (nominal effective exchange rate) Depreciation – appreciation + Source: SARB 49 Quarterly Bulletin March 2018 Stronger rand = higher Real effective exchange rate Nominal effective exchange rate

In January and February 2018 the exchange value of the rand was supported by US dollar weakness, economic data releases that strengthened expectations of a synchronised global economic recovery in 2018 (which should support commodity prices), and further positive domestic developments. Selected exchange rates: foreign currency per South African rand Indian rupee Brazilian real Russian rouble Chinese yuan Euro Japanese yen US dollar 2017 2018 up to 28 February British pound -4 -2 0 2 4 6 8 10 12 14 Percentage change Source: SARB The real effective exchange rate of the rand (REER) increased marginally by 1.0% from December 2016 to December 2017, implying a slight deterioration in the competitiveness of South African manufacturers in international markets in 2017. This followed a significant increase of 15.5% from December 2015 to December 2016. Turnover in the South African foreign exchange market The net average daily turnover in the South African market for foreign exchange decreased by 7.8% from US$19.3 billion in the third quarter of 2017 to US$17.8 billion in the fourth quarter. The decrease resulted from lower activity associated with the December holiday period and cautious trading on account of heightened domestic political uncertainty during the final quarter of the year. 50 Quarterly Bulletin March 2018

Turnover in the rand market decreased from a net daily average of US$12.0 billion in the third quarter of 2017 to US$10.6 billion in the fourth quarter, while turnover in the market for third currencies decreased marginally from US$7.3 billion to US$7.2 billion over the same period. Net average daily turnover in the South African foreign exchange market US$ billions 30 25 20 15 10 5 0 2012 2013 2014 2015 2016 2017 Source: SARB 51 Quarterly Bulletin March 2018 Transactions against the rand Transactions in third currencies Total

Monetary developments, interest rates and financial markets Money supply Growth in the broadly defined money supply (M3) was mostly weaker than the subdued expansion in nominal GDP in 2017. Growth in the deposit holdings of the household sector supported growth in M3 during 2017 although at a somewhat weaker pace than in the preceding three years. In the corporate sector, growth in the deposit holdings of financial and non-financial companies diverged in 2017. Growth in the deposit holdings of non-financial companies rebounded from a lower turning point in May 2017, while that of financial companies decelerated towards year-end. The income velocity of circulation of M3 increased from 1.41 in the first quarter of 2017 to 1.45 in the fourth quarter, reflecting the general deceleration in M3 growth relative to GDP. Money supply and gross domestic product Year-on-year percentage change 14 12 10 8 6 4 2 0 2013 2014 2015 2016 2017 2018 Sources: Stats SA and SARB Year-on-year growth in M3 moderated from 7.9% in January 2017 to 5.0% in October, before rebounding to 5.8% in January 2018. Growth in household deposit holdings moderated from an average of 11.7% in 2016 to a still resilient average of 9.7% in 2017 and in January 2018 household deposits grew by 9.2% year on year. Growth in the deposit holdings of non-financial companies rebounded from -1.7% in May 2017 to 5.4% in December before accelerating further to 5.8% in January 2018. Growth in the deposit holdings of financial companies initially fluctuated around 8% between January and September 2017 but then slowed notably to only 0.6% in October, before rebounding to 2.9% in January 2018. 52 Quarterly Bulletin March 2018 M3 Nominal GDP

Deposit holdings of households and companies


Percentage change over 12 months
20
15
10
5
0
-5
Households
Financial companies
Non-financial companies
2013
2014
2015
2016
2017
2018

Source: SARB

Depositors preferred more liquid deposits towards the end of 2017 amid heightened domestic political uncertainty at the time. Year-on-year growth in short- and medium-term deposits rebounded from -1.4% in September 2017 to 11.1% in December. Over the same period, growth in cash, cheque and other demand deposits slowed from 12.8% to 5.9% while that of long-term deposits decelerated sharply from 8.1% to -0.4%. In January 2018, depositors' preferences changed moderately as political tensions eased somewhat and growth in long-term deposits rebounded to 1.2% although other short- and medium-term deposits continued to accelerate to 12.5%.

Deposits by maturity


Percentage change over 12 months
20
15
10
5
0
-5
-10
-15
Cash, cheque and other demand
Long term
Short and medium term
2013
2014
2015
2016
2017
2018

Source: SARB

The increase of only R42.5 billion in total M3 deposit holdings in the fourth quarter of 2017 was significantly less than the R111.2 billion in the third quarter and also weaker than the R60.8 billion in the fourth quarter of 2016. The household sector's contribution to the increase in M3 remained fairly stable at R28.4 billion in the fourth quarter of 2017 and exceeded the increase of R25.6 billion in the fourth quarter of 2016. As a proportion of total M3, the increase in household sector deposits from about 30% in 2014 to more than 34% in 2017 possibly indicates banks' success in attracting and maintaining household deposits as a source of stable funding.

Quarterly Bulletin March 2018 South African Reserve Bank

53

Corporate sector deposits increased by R14.1 billion in the fourth quarter of 2017, as non-financial company deposits increased by R47.8 billion, while financial company deposits decreased by R33.8 billion. The deposit holdings of non-financial companies probably benefited from, among other things, the payment of equitable share transfers from national government to municipalities and higher turnover related to Black Friday promotions in the retail sector that more than offset the payment of provisional tax that fell due in December 2017. However, the tax effect probably contributed to the reduction in deposits of financial companies. Overall, M3 increased by R202.6 billion in 2017, exceeding the increase of R180.6 billion in 2016. M3 holdings of households and companies Source: SARB Statistically, the main counterpart of the change in M3 is claims on the domestic private sector. In comparison, the size of the other counterparts was much smaller, although their impact could at times be significant, especially on a month-to-month basis. The banking sector’s foreign assets continued to exceed its foreign liabilities resulting in net foreign assets. However, the outstanding value of net foreign assets decreased in December 2017 and January 2018 due to valuation effects on account of the appreciation of the exchange value of the rand. Net claims on the government sector have increased steadily in recent years, reflecting, among other things, banks’ increased holdings of government securities for liquid asset purposes. Net other assets and liabilities continued to fluctuate in negative territory, counteracting the other counterpart categories. M3 and its statistical counterparts R billions 3 500 3 250 3 000 2 750 2 500 2 250 2 000 1 200 800 400 0 -400 -800 -1 200 assets and liabilities 2013 Source: SARB 2014 2015 2016 2017 2018 54 Quarterly Bulletin March 2018 Claims on domestic private sector M3 Net foreign assets Net claims on government sector Net other Households Companies: Total.................. Of which: Financial ........... Non-financial..... Total M3 deposits ................ Year-on-year change R billions Percentage of total M3 deposit holdings 2014201520162017 2014201520162017 95.1114.695.6102.0 86.5167.485.1100.5 36.775.649.949.5 49.891.835.251.0 181.6282.0180.6202.4 31.232.133.334.3 68.867.966.765.7 38.737.637.036.3 30.130.329.729.4 100.0100.0100.0100.0

3 500 M3 corporate business enterprises 1 000 55 Quarterly Bulletin March 2018 Box 6 Are corporates hoarding deposits? Corporate sector deposits, specifically of private non-financial corporate business enterprises (i.e. excluding financial institutions), have been the focus of interest lately. The perception is that these corporates are deliberately refraining from engaging in fixed investment activities in favour of the accumulation of deposit holdings, within an environment of low business confidence. This box looks at one aspect of firms’ balance sheet – that is, deposits. If firms were hoarding cash, one would have seen an unusual increase in corporate deposits although this is not the only financial instrument through which they can channel funds. Corporate deposits form part of M3 money supply, and facilitate economic transactions in goods and services as well as financial intermediation among borrowers and lenders. These deposits provide liquidity to banks which then lend to agents who require credit. There are several ways in which growth in corporate deposits can be interpreted. The first is simply to analyse M3 growth and whether the contribution of corporate deposits has increased significantly. The contribution of corporates to M3 deposits in the economy was only R0.867 trillion out of R3.359 trillion in December 2017. The relative share of corporate deposits to M3 has, however, increased moderately from around 20% in 2000 to 25% in 2017. It should also be noted that transactions among corporates, whether for gross fixed capital formation or other purposes, predominantly only shift deposits between corporates, leaving their overall balance unchanged. Another way of analysing growth in corporate deposits is to adjust it for the effects of inflation. Real corporate deposits only increased by 4.0% in the nine years since 2008 to only R182.5 billion in December 2017, compared to a more than three-fold increase during the long upward phase in the business cycle that lasted from 2000 to 2007. This analysis shows that private non-financial corporate business enterprises as a whole have not been hoarding deposits, contrary to general perceptions, and have not been depriving other sectors in the economy from funding as banks lend their deposits to other borrowers. Also, from a balance sheet perspective, corporates could draw down deposits to fund investment, but given the size of such deposits it is relatively immaterial. Nominal deposit holdings R billions 3 000 2 500 2 000 1 500 1 000 Private non-financial 500 0 Deposit holdings of private non-financial corporate business enterprises R billions 800 600 400 200 0 1992 1994 1996 1998 2000 2002 2004 2006 2008 2010 2012 2014 2017 Source: SARB Nominal Real Inflation

Credit extension7 Year-on-year growth in total loans and advances extended by monetary institutions to the domestic private sector trended sideways in 2017 and fluctuated around an average of 5.5%. The slow growth in credit extension reflected the challenging domestic economic environment, characterised by weak business and consumer confidence, which adversely affected household spending and corporate fixed investment. Growth in loans to companies decelerated from double-digit rates in 2016 to 6.5% in December 2017 and 4.0% in January 2018. Growth in credit extension to the household sector inched higher during the course of 2017 but nonetheless remained fairly lacklustre at 3.8% in December 2017 and 3.7% in January 2018. Greater political certainty may help to alleviate some of the risk factors that weighed on credit extension in past months. 7Growth in credit extension was impacted by the implementation of International Financing Reporting Standard (IFRS) 9 from January 2018. Banks’ calculation of provision for credit losses (impairments) changed fundamentally, which affected outstanding credit balances. Bank loans and gross domestic product Year-on-year percentage change 20 16 12 8 4 * 0 2013 2014 2015 2016 2017 2018 * January 2018 growth rate impacted by implementation of IFRS 9 Sources: Stats SA and SARB Quarter-to-quarter seasonally adjusted and annualised growth in total loans and advances to the domestic private sector decelerated from 7.0% in the first quarter of 2017 to 3.8% in the third quarter, before accelerating to 5.6% in the fourth quarter. The slower growth in credit extension relative to nominal GDP resulted in a decrease in the ratio of credit to GDP, from 73.1% in the first quarter of 2017 to 71.4% in the fourth quarter. The overall slowdown in growth in loans and advances to companies persisted as credit extension to the corporate sector increased by only R11.2 billion in the fourth quarter of 2017. This increase was less than half the increase of R28.2 billion in the third quarter of 2017 and also significantly less than the increase of R20.0 billion in the fourth quarter of 2016. Year-on-year growth in general loans – companies’ preferred source of credit – decelerated from a recent high of 19.9% in June 2016 to single-digit growth in July 2017, and further to only 6.4% in December 2017. This was its lowest growth rate since June 2011. Credit extension to the household sector gained some momentum during 2017, albeit at a still relatively subdued pace. Loans and advances extended by monetary institutions to the household sector increased by R20.2 billion in the fourth quarter of 2017, almost double the increase of R10.6 billion in the preceding quarter. Credit growth was supported by mortgage advances as well as instalment sale credit and leasing finance. The quarterly increase in the latter gradually gained momentum from R1.9 billion in the second quarter of 2017 to R3.1 billion in the third quarter, and further to R6.7 billion in the fourth quarter. Similarly, mortgage advances to households also advanced from a quarterly increase of R6.7 billion in the third quarter of 2017 to R9.0 billion in the fourth quarter. Twelve-month growth in mortgage advances to households accelerated gradually from 2.8% in February 2017 to 3.5% in January 2018, though still below the average growth rate of 4.0% in 2016. 56 Quarterly Bulletin March 2018 Loans to companies Loans to households Total loans and advances Nominal GDP i Adjustment for African Bank (phased n from September 2014)

The significant deceleration in year-on-year growth in mortgage advances on commercial property to 6.9% in April 2017 was interrupted by a brief recovery to 8.8% in August, before slowing anew to 6.8% in December 2017. In January 2018 growth once again accelerated to 8.2%. Growth in mortgage advances on residential property remained muted at an average of 3.3% in 2017, which was moderately lower than the 3.9% in 2016. Consequently, growth in total mortgage advances decelerated steadily from 6.3% in February 2016 to 4.6% in January 2018. Mortgage advances Percentage change over 12 months 18 16 14 12 10 8 6 4 2 0 2013 Source: SARB 2014 2015 2016 2017 2018 Instalment sale credit and leasing finance which is predominantly used to finance purchases of new and second-hand vehicles increased by a marked R7.1 billion in the fourth quarter of 2017. This increase significantly exceeded the R3.9 billion increase in the third quarter of 2017 and the R3.0 billion increase in the fourth quarter of 2016. For 2017 as a whole, instalment sale credit and leasing finance increased by R18.9 billion compared to only R2.8 billion in 2016. This reflected an overall improvement in vehicle sales. Year-on-year growth in this type of credit accelerated from a recent low of 0.6% in January 2017 to 5.1% in December, before moderating slightly to 4.7% in January 2018, partly affected by a securitisation transaction which reduced the outstanding balance on these accounts. The credit demand of most economic sectors slowed in the fourth quarter of 2017 and contracted in the private transport, storage, communication and manufacturing sectors. Private sector credit demand was most likely negatively influenced by the heightened political uncertainty. Credit extension to the mining sector continued to contract for a sixth successive quarter as persistent regulatory uncertainty hampered investment. Credit demand by the real estate sector maintained positive but relatively muted growth during 2017, while growth in credit extension to the construction sector turned positive in the second half of the year as the real value of buildings plans passed, especially of non-residential buildings increased. Credit extension to the agriculture, forestry and fishing sector continued to benefit from bumper 2017 maize crop proceeds. However, the impact of the ongoing drought in the Western Cape on the output of various fruits and other agricultural products remain uncertain. The drought might ultimately influence the ability of those affected to repay loans and affect banks’ willingness to extend credit to them. 57 Quarterly Bulletin March 2018 Commercial property Total Residential property

Growth in bank credit by economic sector

Percentage change over four quarters

Economic sector	2016 Q4	2017 Q1	2017 Q2	2017 Q3	2017 Q4	Percentage of total credit extension*
Households	7	5	5	6	4	35.2
Finance and insurance	3	0	1	13	4	18.9
Real estate	11	7	9	9	10	10.7
Wholesale and retail trade	4	2	2	1	8	5.1
Manufacturing	8	8	3	4	-1	4.5
Business services	10	22	21	12	5	3.6
Transport, storage and communication	15	2	5	1	-5	3.0
Electricity, gas and water	41	38	39	16	11	2.3
Agriculture, forestry and fishing	14	12	10	6	8	2.3
Mining and quarrying	-20	-31	-19	-16	-21	1.5
Construction	-11	-10	-8	11	8	0.8
Community, social, personal services and other	-6	-1	-4	3	4	12.0
Total	5	4	4	7	4	100.0

* Expressed as a percentage of the total outstanding balance for December 2017.

Source: SARB

Box 7 What does the loan-to-deposit ratio tell us?

Loan-to-deposit ratios[1] provide insights into imbalances between credit and deposits; availability of liquidity and reliance on credit; and shifts in liquidity preferences and demand for credit.

In South Africa, the total nominal stock of domestic private sector deposits (M3) generally exceeded the nominal outstanding balance of this sector's total loans and advances over the past 18 years. The domestic private sector's relatively stable loan-to-deposit ratio fluctuated around an average of 0.97 and mostly below the equilibrium ratio of one, indicating a marginal imbalance in favour of deposits. By contrast, and as could be expected, the loan-to-deposit ratios of households and companies displayed quite divergent levels and offsetting trends over this period. Generally, loan-to-deposit ratios indicate a smaller imbalance for corporates than households, with companies favouring deposits as opposed to households' reliance on credit. However, during the current downward phase of the business cycle, corporate credit growth exceeded deposit growth and household deposit growth exceeded credit growth. The shift in households' liquidity preferences and demand for credit has lowered their loan-to-deposit ratio to 2003 levels, reflecting an improved balance between deposits and loans.

Companies' loan-to-deposit ratio, which has been consistently below one since 2000, indicated a small imbalance between credit and deposits, in favour of deposits, and a general availability of liquidity from own sources for the sector as a whole. However, subtle shifts between growth in deposits (changes in liquidity preference) and loans (demand for credit) is observable from changes in the level of the loan-to-deposit ratio and its trend over the business cycle, and amid external shocks. Corporates' loan-to-deposit ratio trended lower since 2000 as growth in deposits mostly exceeded that of credit during the long upward phase in the business cycle, along with profit growth. Credit growth only briefly surpassed that of deposits towards the end of that economic upswing.

During the global financial crisis, corporate credit growth slowed more than deposit growth and the loan-to-deposit ratio receded further to a low of 0.55 in December 2010. Thereafter, corporates' loan-to-deposit ratio trended higher throughout the upward phase in the business cycle that followed the global financial crisis, and also during the subsequent downward phase. However, both corporate deposits and

1 The loan-to-deposit ratio of the domestic private sector for the economy as a whole is calculated as the sum of the household and corporate sectors' outstanding balance of total monetary sector loans and advances (excluding indirect forms of credit extension such as the holdings of bills and bonds) divided by the broadly defined money supply (M3). At sector level, the ratio is derived as the specific sector's loans and advances received from monetary institutions divided by the sector's holdings of deposits.

58 South African Reserve Bank Quarterly Bulletin March 2018

0.9 59 Quarterly Bulletin March 2018 Loan-to-deposit ratios Ratio 2.2 2.0 1.8 1.6 1.4 1.2 1.0 0.8 0.6 0.4 0.2 2000 2002 2004 2006 2008 2010 2012 2014 2016 Downward phases of the business cycle Source: SARB credit grew at a much slower pace than during the preceding decade in an environment of relatively weak economic activity, with credit growth mostly exceeding deposit growth. Credit demand was boosted by an acceleration in mortgage advances on commercial property, general loans to fund renewable energy projects (although this has dwindled somewhat in the past two years), and cross-border expansion activities into Africa and the euro area in particular. Companies Percentage change over 12 months 40 30 20 10 0 deposits -10 Ratio 0.8 0.7 0.6 0.5 2000 2002 2004 2006 2008 2010 2012 2014 2016 Downward phases of the business cycle Source: SARB Loan-to -deposit ratio Loans M3 and advances Households Total Companies

30 2.1 Interest rates and yields In January 2018 the Monetary Policy Committee (MPC) decided to keep the repurchase rate unchanged at 6.75% per annum as some risks to the inflation outlook dissipated. Demand pressures remained benign and core inflation relatively contained. Nonetheless, at the time, the MPC remained cognisant of the risks posed by the prospects of a further sovereign credit ratings downgrade and rising international crude oil prices. Domestic money market rates increased steadily from mid-September 2017 following an MPC statement that hinted at possible earlier policy rate increases than previously anticipated. In addition, concerns about national government revenue under-collection and rising debt levels presented in the 2017 MTBPS, together with increased political uncertainty and the concomitant depreciation in the exchange value of the rand kept money market rates elevated until late in December. Subsequently, money market rates receded sharply following the conclusion of the African National Congress’ (ANC) elective conference when the exchange value of the rand appreciated notably alongside an improved political outlook. 60 Quarterly Bulletin March 2018 Households’ loan-to-deposit ratio mirrored that of companies and has been consistently higher than one since 2000, displaying a large imbalance between credit and deposits, in favour of credit, and a general reliance on funding by the sector as a whole. Changes in the level of the loan-to-deposit ratio and its trend over the business cycle and amid external shocks also reflect subtle shifts between growth rates in deposits (changes in liquidity preference) and loans (demand for credit). The loan-to-deposit ratio of households increased rapidly from late 2003 to a high of 2.01 in March 2008, as growth in credit to finance household consumption expenditure greatly exceeded growth in deposits during the upward phase of the business cycle. Subsequently, the ratio fluctuated broadly sideways before receding rapidly from 1.94 in February 2013 to a low of 1.33 in November 2017, as household credit growth decelerated during the current downward phase of the business cycle and deposit growth accelerated, reflecting a clear shift towards a preference for the liquidity of deposits. Households Percentage change over 12 months 25 20 15 10 5 0 and advances -5 Ratio 2.0 1.9 1.8 1.7 1.6 1.5 1.4 1.3 1.2 2000 2002 2004 2006 2008 2010 2012 2014 2016 Downward phases of the business cycle Source: SARB Loan-to -deposit ratio M3 dep osits Loans

Money market rates Per cent 9.0 8.5 8.0 7.5 7.0 6.5 6.0 5.5 Jan Apr Jul Oct Jan Apr Jul Oct Jan Apr Jul Oct Jan Apr JulOct Dec 2016 2017 2018 2015 Source: SARB The 12-month Johannesburg Interbank Average Rate (Jibar) increased from 7.59% on 20 September 2017 to a high of 8.37% on 15 December, before receding to 7.92% on 28 February 2018, exhibiting sensitivity to the abovementioned factors. The tender rate on 91-day Treasury bills also increased notably to a recent high of 7.60% on 15 December 2017, before fluctuating lower to 7.04% at the end of February 2018. However, movements in the three-month Jibar were much more subdued with this rate increasing by only 17 basis points from 6.98% on 20 September 2017 to 7.16% on 21 December, followed by a marginal decline to 7.12% at the end of February 2018. The Jibar – the most important reference rate in the domestic financial markets – is calculated for various maturities up to 12 months. The three-month Jibar rate in particular, is the key reference rate used to reset most variable interest rate financial contracts, including derivative transactions. The calculation of Jibar reference rates is based on bid/offer rates for negotiable certificates of deposit (NCDs) for different maturities obtained directly from selected commercial banks participating in the South African money market as NCD issuers. The Jibar Code of Conduct, Governance Process and Operating Rules (Code of Conduct) was first published in March 2013 as a surveillance mechanism of the Jibar rate-setting process. The most recent revision to the Code of Conduct, effective from 30 January 2018 included, among other things, revised eligibility criteria to qualify for the Jibar panel; independent reporting of malpractice; reporting of abnormal market conditions causing either the extension, breach or broadening of the recommended 25 basis point spread between NCD bid and offer rates. The objective of the Code of Conduct is to ensure that NCD rates published on a contributor’s NCD trading screen are at all times reflective of true market conditions and actual trading levels. Overall funding conditions in the market for interbank lending remained fairly stable between October 2017 and February 2018, with rates only on occasion exceeding the standing facility limits. One such exception occurred towards year-end, on 29 and 30 December 2017, when a temporary liquidity shortage led to a short-term escalation in the overnight foreign exchange (FX) rate to 10.25%. However, the overnight FX rate quickly normalised and stabilised at 6.75% on 18 January 2018, before fluctuating moderately higher to 7.13% on 28 February. The South African Benchmark Overnight Rate on deposits (Sabor) averaged 6.73% between October 2017 and February 2018, relatively closely aligned with the repurchase rate. During this period, the Sabor fluctuated in a range of between 6.68% and 6.90%, and stood at 6.75% on 28 February. 61 Quarterly Bulletin March 2018 12-month Jibar 6-month Jibar 91-day Treasury bills 3-month Jibar Repurchase rate

Benchmark overnight rates Per cent 11 10 9 8 7 6 5 4 3 2016 2017 2018 Source: SARB In the latter part of 2017, rates on forward rate agreements (FRAs) initially trended higher to mid-December alongside heightened political uncertainty and the depreciation in the exchange value of the rand. Subsequently, FRA rates decreased sharply when the exchange value of the rand appreciated notably in the aftermath of the ANC’s elective conference. For example, the 9x12-month FRA decreased from 7.54% on 14 December to 6.75% on 4 January 2018, and remained relatively steady until the end of February. Similarly, the 3x6-month FRA decreased from 7.28% on 14 December 2017 to 6.89% on 29 December, before fluctuating moderately higher to 6.93% on 28 February 2018. Forward rate agreements Per cent 8.5 8.0 7.5 7.0 6.5 6.0 Jan Mar MayJulSep Nov Jan Mar May JulSep Nov Jan Mar 2016 2017 2018 Source: SARB Since July 2017 when the repurchase rate was lowered, private sector banks held their various deposit and lending rates relatively stable. The prime lending rate remained at 10.25% while the predominant rate on mortgage loans changed slightly from 9.68% in July 2017 to 9.64% in January 2018. 62 Quarterly Bulletin March 2018 3x6 months 6x9 months 9x12 months 18x21 months Standing facility upper band Overnight FX rate Sabor Standing facility lower band

Yields on South African government rand-denominated bonds issued and traded in the domestic market increased markedly from September to November 2017. This reflected a deterioration in the *2017 MTBPS* projections of government debt levels, sovereign credit rating downgrades and the concomitant depreciation in the exchange value of the rand. The daily closing yield on the conventional 10-year South African government bond increased significantly by 107 basis points from 8 September 2017 to 9.62% on 21 November, but then almost returned to September lows when yields declined to 8.33% on 28 February 2018. This decline in bond yields portrays improved investor sentiment, the appreciation in the exchange value of the rand following the outcome of the ANC's elective conference in December 2017 and subsequent positively perceived political developments, as well as pricing in lower consumer price inflation. The increase in the daily closing yield on the US 10-year government bond in international bond markets, from 2.36% on 21 November 2017 to 2.93% on 28 February 2018, persisted into 2018 on account of expectations of higher policy rates.

Bond yield and the exchange rate



Per cent
Rand per US dollar
10.5
10.0
9.5
9.0
8.5
8.0
7.5
7.0
6.5
6.0
18
16
14
12
10
8
6
Exchange rate of the rand (right-hand scale)
South African 10-year government bond yield
2012
2013
2014
2015
2016
2017
2018

Sources: IRESS, JSE and SARB

The *yield curve* shifted higher from the beginning of September 2017 up to 21 November as domestic bond yields increased. Subsequently, the level of the yield curve moved lower and the slope flattened as the short end remained broadly anchored to an unchanged repurchase rate, while the remainder of the curve reflected expectations of lower consumer price inflation following the recent appreciation in the exchange value of the rand since mid-November 2017. The yield gap, measured as the difference between yields at the extreme long and short ends of the curve therefore narrowed from 381 basis points on 21 November 2017 to 238 basis points on 28 February 2018, and by only 72 basis points between maturities of 10 and 30 years.

The *break-even inflation rate*[8] increased from a low 5.71% on 8 September 2017 to 6.67% on 14 November, before declining to 5.47% on 28 February 2018. Lower break-even inflation reflected an improved inflation outlook against the backdrop of lower nominal yields on conventional government bonds and range-bound real yields on inflation-linked government bonds.

The yield spread of emerging market US dollar-denominated bonds relative to US government bonds, as measured by the JPMorgan Emerging Markets Bond Index Plus (EMBI+)[9], narrowed from 351 basis points in January 2017 to 334 basis points in February 2018 as investor confidence in emerging markets improved following the positive global economic outlook. Over the same period, South Africa's lower *sovereign risk premium*[10] on government's US dollar-denominated bonds in the six-year maturity range narrowed by a similar margin from 196 basis points to 178 basis points.

8 The differential between the nominal yield on conventional government bonds and the real yield on inflation-linked government bonds at the 10-year maturity range.

9 The EMBI+ measures the total returns on US dollar-denominated debt instruments of emerging market economies.

10 This is the differential between the yield on South African government US dollar-denominated bonds and that on US dollar-denominated bonds of the US government.

Quarterly Bulletin March 2018 South African Reserve Bank 63

Money market

The liquidity operations of the SARB promote and maintain financial stability by managing the liquidity of the banking system as a whole. The average actual daily liquidity requirement of private sector banks amounted to R56.5 billion in the fourth quarter of 2017, while fluctuating between a low of R45.2 billion and a high of R66.7 billion, which was somewhat wider than the range of between R50.5 billion and R60.9 billion in the preceding quarter. The SARB's strategy to manage the liquidity requirement of private sector banks at a level of around R56 billion since September 2016 followed a gradual increase in the money market shortage which ensured closer alignment to the growth trend in notes and coin in circulation outside the SARB.

Liquidity requirement

R billions


Estimated weekly liquidity requirement
Actual daily liquidity requirement
Notes and coin in circulation (right-hand scale)
90
80
70
60
50
40
30
20
160
150
140
130
120
110
100
90
80
70
Jan Mar May Jul Sep Nov Jan Mar May Jul Sep Nov Jan Mar May Jul Sep Nov Jan Mar
2015
2016
2017
2018

Source: SARB

Overall money market liquidity eased by a net amount of R2.0 billion in the fourth quarter of 2017 compared with a tightening of R2.0 billion in the previous quarter. In the fourth quarter of 2017, the net result of an increase in the amount of notes and coin in circulation outside the SARB, together with a reduction in banks' required cash reserve deposits contracted money market liquidity by R16.9 billion.

Money market liquidity flows

R billions (easing + tightening –)

	2017		2018
	Jul–Sep	Oct–Dec	Jan–Feb
Notes and coin in circulation	-5.0	-17.4	19.4
Change in cash reserve accounts	-2.1	0.5	-0.8
Money market effect of SARB foreign exchange transactions in spot market	-0.1	-0.3	0.0
Government deposits with SARB	10.0	-10.0	0.0
Use of liquidity management instruments	-6.4	28.7	-18.2
Reverse repurchase transactions	0.0	0.0	0.0
SARB debentures	0.5	0.3	-0.6
Forward position (swaps)	-7.3	24.2	-10.0
Corporation for Public Deposits' call deposits with SARB	0.4	4.2	-7.6
Other items net	1.6	0.4	-1.0
Liquidity provided to banking system	-2.0	2.0	-0.7

Source: SARB

64

South African Reserve Bank Quarterly Bulletin March 2018

This, together with an increase of R10 billion in government deposits with the SARB partly counteracted forward FX swap transactions which expanded liquidity in the banking system by R24.2 billion. A decrease of R4.2 billion in deposits of the Corporation for Public Deposits (CPD) at the SARB added to overall liquidity in the money market. In January and February 2018, overall money market liquidity tightened with a net contraction of R0.7 billion, while liquidity management operations of the SARB drained R18.2 billion from the market.

Capital redemption payments and scheduled coupon interest payments on various government bonds amounting to R38.4 billion were effected from the government tax and loan accounts from October 2017 to February 2018, with only R0.2 billion accruing to the SARB.

Bond market

In the domestic *primary bond market* net bond issuance by the public sector decreased in 2017, with the R211 and R203 government bonds maturing. This, despite the demand for government bonds remaining strong as reflected by the continued significant difference between bids received and allotted. The weekly fixed-rate bond auction amount was increased to R3.3 billion in November 2017 following an increase of R0.3 billion to R2.65 billion in April 2017. Similarly, the inflation-linked bond auction amount was raised from R800 million to R900 million.

By contrast, all categories of private sector issuers increased net bond issuance in 2017 in an environment of low yields throughout most of the year, in particular, banks and non-financial companies. Net issuance of R232 billion in 2017 and R38.2 billion in the first two months of 2018 increased the total outstanding nominal amount of bonds in issue to R2.8 trillion at the end of February 2018 – with national government contributing 69.3% and banks 12.6%.

Funding in the domestic primary bond market

R billions

	Net issues		Nominal amount in issue	
	2016	2017	As at 31 December 2017	As at 28 February 2018
Public sector	201	180	2 203	2 242
National government	183	177	1 886	1 926
Public corporations: Financial	0	7	49	48
Non-financial	17	-6	247	248
Local governments	1	2	21	20
Private sector	-5	51	531	531
Banks	10	29	344	350
Non-bank private companies: Financial	6	7	64	63
Non-financial	-7	13	69	66
Securitisation	-14	2	54	52
Non-residents	0	1	9	8
Total	196	232	2 743	2 781

Source: JSE

The daily average *value of turnover* in the secondary bond market was broadly unchanged at R111 billion in 2016 and 2017, although reaching an all-time high of R138 billion per day in October 2017. Trading volumes and values increased by 13.5% and 24.6% respectively in the first two months of 2018, compared with the same period in 2017. Trading was boosted by all-time highs in the All Bond Index, which was supported by the decline in bond yields as the exchange value of the rand appreciated and the inflation outlook improved.

Quarterly Bulletin March 2018 South African Reserve Bank 65

South African government bond auctions R billions 500 400 300 200 100 0 2011/12 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18* Fiscal years * Up to February 2018 Source: SARB The outstanding amount in issue of rand-denominated bonds in the European and Japanese bond markets decreased by R32.0 billion in 2017 and by a further R0.4 billion in the first two months of 2018 due to net redemptions, compared to net issuance of R11.0 billion in 2016. Significantly lower issuance and investor demand was probably influenced by the exposure of these bonds to the South African rand in an environment where the exchange value of the rand was susceptible to sovereign credit rating downgrades and political developments. Primary market activity in rand-denominated bonds in international bond markets from January to December R millions Eurorand Uridashi Total 2016 2017 2016 2017 2016 2017 Issues................................................ Redemptions ..................................... Net .................................................... 26 713 12 941 13 772 16 519 43 393 -26 874 10 705 13 514 -2 808 3 209 8 353 -5 144 37 419 26 455 10 964 19 728 51 746 -32 018 Source: Bloomberg Non-residents’ holdings of domestic bonds decreased by R33.7 billion in the fourth quarter of 2017 following net purchases in the first three quarters of the year, according to JSE data. For the year as a whole, cumulative non-resident net purchases of domestic bonds of R22.6 billion in 2017 contrasted net sales of R34.7 billion in 2016. Net sales in the fourth quarter of 2017 persisted into 2018, to the value of R0.3 billion in the first two months of the year. These net sales could partly be attributed to, among other things, the deteriorating fiscal position, political uncertainty and expectations that central banks in some advanced economies might tighten monetary policy earlier than initially anticipated. In gross terms, non-residents contributed increasingly to the total value of turnover in the secondary bond market as their participation rate11 increased from 5.0% in May 2017 to 8.2% in February 2018. 11 Purchases and sales by non-residents as a percentage of total purchases and sales of bonds. 66 Quarterly Bulletin March 2018 Bids received Allotted

Non-residents' participation in the domestic bond market


R billions
Per cent
Purchases
Sales
Net transactions
Participation rate (right-hand scale)
30
20
10
0
-10
-20
-30
15
10
5
0
-5
-10
-15
2012
2013
2014
2015
2016
2017
2018

Sources: JSE and SARB

Share market

Companies listed on the JSE Limited (JSE) raised less *equity capital* in the domestic and international primary share markets in 2017. The value of shares issued by JSE-listed companies decreased by 13.5% from R116 billion in 2016 to R101 billion in 2017. This could, among other things, be attributed to a decline in the number of listed companies since there were only 21 new listings and 32 de-listings in 2017 – the highest number of de-listings since 2007.

Number of listings on the various boards of the JSE

	AltX	Venture and development capital boards	Main board	Total	For the year: New listings	For the year: De-listings
31 December 2015	64	3	328	395	23	19
31 December 2016	60	2	326	388	18	25
31 December 2017	53	2	322	377	21	32
28 February 2018.........................	51	2	321	374	0	3

Source: JSE

Most of the capital raised through the 10 largest share issues by listed companies in 2017 was used to finance acquisitions abroad at 68.4%, and the remaining 31.6% for financial operations and one acquisition locally. The value of shares issued in the first two months of 2018 amounted to R5.4 billion.

The daily average *value of turnover* in the secondary share market of the JSE declined by 6.6% to R22.1 billion in 2017 before edging higher to R25.2 billion in the first two months of 2018. Higher share prices supported the increase in the *market capitalisation* of the JSE to an all-time high of R16.2 trillion in October 2017. Subsequently, the market capitalisation receded to R14.8 trillion in February 2018.

Non-residents' holdings of listed shares increased significantly by R42.3 billion in the fourth quarter of 2017 following eight consecutive quarters of net sales, according to JSE data. The media sector attracted the bulk of the net purchases at R37.4 billion, followed by the banking and chemical sectors. Higher share prices on global bourses and the effect of positive investor sentiment towards South Africa following the outcome of the ANC's elective conference in December supported non-residents' holdings of listed shares in the final quarter of 2017, which increased further by R25.7 billion in the first two months of 2018.

Quarterly Bulletin March 2018 South African Reserve Bank 67

Non-resident net transactions in JSE-listed shares R billions 50 40 30 20 10 0 -10 -20 -30 -40 -50 -60 2012 2013 2014 2015 2016 2017 2018 * January and February 2018 Source: JSE The share prices of JSE-listed companies increased, in line with those on international bourses during most of 2017. The FTSE/JSE All-Share Price Index (Alsi), in rand terms, closed the year 17.5% higher, compared with a marginal decline of 0.1% in 2016. All three major sectors of the JSE namely, industrials, financials and resources contributed to this reversal. Share prices Indices: 2 January 2012 = 100 200 150 100 MSCI Emerging Markets Index 50 FTSE/JSE share indices Indices 100 000 90 000 80 000 70 000 60 000 50 000 40 000 30 000 20 000 10 000 2012 2013 2014 2015 2016 2017 2018 Sources: JSE, Bloomberg and SARB 68 Quarterly Bulletin March 2018 Industrials Financials Resources FTSE/JSE All-Share Index (Rand) MSCI World Index FTSE/JSE All-Share Index (US dollar) Purchases * Sales

The share prices of industrial companies increased the most in 2017, by 20.1%. The surge in industrial share prices was largely driven by the media and consumer services sectors which rose by 71.2% and 50.9% respectively in 2017. Returns on the JSE were also fairly broad-based among other top performing sectors. Share indices Year-on-year percentage change 29 December 2017 Coal mining ................................................................................................................... Industrial metals and mining .......................................................................................... Media............................................................................................................................ 81.6 78.8 71.2 Consumer services....................................................................................................... 50.9 Industrial transportation ............................................................................................... 31.6 Food and drug retailers ................................................................................................ 24.9 Banks ........................................................................................................................... 24.0 Life insurance ............................................................................................................... Personal goods ............................................................................................................ 23.2 23.2 Source: JSE Share prices of companies listed on the JSE continued to scale new heights early in 2018. The Alsi increased by 7.6% from a recent low of 57 344 index points on 13 December 2017 to an all-time high of 61 685 index points on 25 January 2018, supported by higher international commodity prices and higher international share prices in general. However, the rally was interrupted towards the end of January 2018 as the Alsi declined by 5.4% to 58 325 index points on 28 February. The recent share price movements were increasingly volatile, amid the uncertain domestic political landscape and a decline in international share prices as concerns around the prospects of rising interest rates in advanced economies intensified. The total earnings of companies listed on the JSE increased significantly by 69.5% in 2017, more than the increase in share prices. This resulted in a decline in the historical price-earnings ratio of all classes of shares, from a recent high of 33.1 in January 2017 to 20.7 in February 2018. Market for exchange-traded derivatives The domestic spot prices of maize contracts listed on the JSE Commodity Derivatives Market (CDM) declined significantly in 2016 and the first half of 2017, before trending sideways with a slight upward bias. The spot price of white maize increased by 7.4% from 28 June 2017 to R1 803 per ton on 28 February 2018, while that of yellow maize increased by 4.2% over the same period. The slight increase in maize prices resulted from higher international maize prices and changes in the maize area planted for the 2017/18 season. The area planted with white maize decreased by 23.4% while that for yellow maize increased by only 6.0%, according to the Department of Agriculture, Forestry and Fisheries’ Crop Estimates Committee. The overall reduction of 12.4% in the maize area planted for the 2017/18 season followed the significant decline in maize prices after the bumper crop in 2016/17, and was exacerbated by persistent dry and warm weather conditions which hampered intended planting by some farmers. By contrast, the spot price of domestic wheat contracts declined from the second half of 2017, along with the appreciation in the exchange value of the rand. The spot price of domestic wheat declined by 24.5% from R4 717 per ton on 21 July 2017 to R3 560 per ton on 28 February 2018. Although the domestic wheat market is well supplied in the near term, the expected 20.2% decline in domestic production during the 2017/18 season could lead to an increase in South Africa’s wheat import volumes in 2018. 69 Quarterly Bulletin March 2018

Grain prices Rand per ton 6 000 5 000 4 000 3 000 2 000 1 000 US dollar per ton 400 350 300 250 200 150 100 2012 Source: JSE 2013 2014 2015 2016 2017 2018 Equity and commodity derivatives turnover decreased in 2017 when compared to 2016. By contrast, turnover of currency derivatives reached an all-time high of R162 billion in December 2017, increasing by 28.9% from 2016 to 2017 and further by a marked 147% year on year in the first two months of 2018, reflecting volatility in the rand exchange rate on account of increased political instability. Derivatives turnover on the JSE Change over one year (Per cent) Change over one year (Per cent) Type of derivative Value (R billions) Value (R billions) 2017 Jan–Feb 2018 2017 Jan–Feb 2018 Equity ................................................ Warrants............................................ Commodity........................................ Interest rate ....................................... Currency............................................ 6 173 1 569 1 358 947 722 0.2 96 362 137 -11 9 -41 24 29 7 321 -1 26 147 Source: JSE Real estate market The muted increase in nominal residential property prices in 2017 became even more subdued in early 2018 with year-on-year growth ranging between 2.3% and 5.2% across the various indicators in February 2018. Despite low interest rates, growth in house prices continued to be affected by weak economic growth, high unemployment and weak residential property demand. In this environment, the average time that residential properties remained on the market increased from a recent low of 11.1 weeks in the first quarter of 2016 to 17.2 weeks in the fourth quarter of 2017. 70 Quarterly Bulletin March 2018 International wheat International maize South African wheat South African yellow maize South African white maize

Nominal house prices Percentage change over 12 months 10 8 6 4 2 0 2012 2013 2014 2015 2016 2017 2018 Sources: FNB, Lightstone and Standard Bank Nominal house price growth in the Western Cape slowed since mid-2016, with year-on-year growth decelerating from a high of 11.1% in the first quarter of 2016 to 4.4% in the fourth quarter of 2017. According to First National Bank (FNB), the slower growth could be attributed to a significant deterioration in affordability after the Western Cape’s considerable outperformance over the previous six years. Reduced affordability is also reflected by the marked decline in First time residential property demand* Per cent 30 25 20 15 10 5 0 * Number of first time buyers as a percentage of total buyers Nominal house prices by province Percentage change over 12 months 25 20 15 10 5 0 -5 -10 -15 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 KwaZulu-Natal Gauteng Other provinces Western Cape Eastern Cape Source: FNB 71 Quarterly Bulletin March 2018 South Africa Cape Town Standard Bank Lightstone First National Bank

the number of first time buyers in the City of Cape Town. In addition, the prevailing severe drought conditions in the Western Cape and the subsequent water crisis have also started to impact residential property prices. However, growth in residential property prices in some other provinces accelerated over the same period, in particular KwaZulu-Natal, where net inward migration from other provinces resulted in increased residential property demand.

Non-bank financial intermediaries[12]

12 Consisting of unit trusts, the Public Investment Corporation, long- and short-term insurance companies, public and private pension funds, participation bond schemes, finance companies and non-monetary public financial corporations.

The value of the total consolidated assets of non-bank financial institutions increased by 5.2% in 2016 and 9.2% in 2017 to R9.4 trillion, supported in particular by higher financial asset prices, notably share prices. In terms of asset allocation, the value of shares held only increased by 0.3 of a percentage point from the third quarter of 2017 to 57.0% of total assets in the final quarter, reflecting an offset between the price effect of higher share prices and portfolio rebalancing. Holdings of shares by the Public Investment Corporation increased the most by 2.7 percentage points to 53.2% of total assets over the same period.

Total assets of non-bank financial institutions


Percentage of total assets
R billions
60
50
40
30
20
10
0
10 000
8 000
6 000
4 000
2 000
0
2012
2013
2014
2015
2016
2017
Shares
Cash and deposits
Total assets (right-hand scale)
Interest-bearing securities
Other assets

Source: SARB

The value of holdings of interest-bearing securities by non-bank financial institutions increased in the final quarter of 2017, partly reflecting the price effect of a decline in government bond yields. However, as a proportion of total assets, interest-bearing securities declined slightly by 0.3 of a percentage point from the third quarter of 2017 to 29.2% in the final quarter. In the first quarter of 2018 the value of holdings of interest-bearing securities could benefit from increased volatility in share prices and a further moderation in bond yields.

The proportion of assets held in cash and deposits remained unchanged at 5.6% of total assets in the third and final quarters of 2017 and declined on an annual basis by 0.5 of a percentage point in 2017. Meanwhile, the value of loans extended by non-bank financial intermediaries to households and companies declined slightly from the third quarter of 2017 to 4.8% of total assets in the fourth quarter.

72 South African Reserve Bank Quarterly Bulletin March 2018

Flow of funds South Africa received net capital inflows of R41.8 billion from the rest of the world in the third quarter of 2017, more than double the R19.5 billion in the previous quarter. The higher net capital inflows in the third quarter of 2017 were mostly related to non-resident net purchases of domestic fixed-interest securities of R58.1 billion and shares of R33.8 billion. Debt-related net inflows in the third quarter of 2017 also included proceeds from the issuance of two international bonds by the South African government to the amount of R33.9 billion. In the same quarter, non-residents lent R74.9 billion worth of funds to the domestic economy. The bulk of these funds were absorbed by non-financial private corporate business enterprises and banks. The net flow of funds from other sectors to financial intermediaries increased in the third quarter of 2017. In total, the funding received by financial intermediaries from its main sources, namely: deposits, funds placed with other financial institutions and interest in retirement and life funds increased from R98.7 billion in the second quarter of 2017 to R206 billion in the third quarter. Financial intermediaries invested most of these funds into fixed-interest securities, shares and loans. Their net investment into fixed-interest securities and shares respectively amounted to R86.7 billion and R20.6 billion in the third quarter of 2017. Over the same period, financial intermediaries extended net mortgage loans of R18.5 billion and bank loans and advances of R16.4 billion. Intermediation of funds through these loans continued to exhibit lacklustre demand by non-financial private corporate businesses and households, in an environment of economic and political uncertainty and low levels of business and consumer confidence. Financial intermediation by main instrument on a net basis R billions (four-quarter moving averages) R billions 200 200 160 160 120 120 80 80 40 40 0 0 -40 -40 2012 2013 2014 2015 2016 2017 Acquisition of financial assets (right-hand scale) Ordinary shares Fixed-interest securities Loans Source: SARB The general government sector’s subdued inflows from revenue collection continued to adversely affect its finances in the third quarter of 2017. This was evident in the sector’s increase in gross dissaving and a sustained high net borrowing requirement of R88.8 billion in the third quarter of 2017. In order to finance this borrowing requirement, general government issued Treasury bills worth R27.6 billion and long-term government bonds of R103 billion in the domestic and international markets. Among other things, funds were used to redeem the R203 government bond of R21.3 billion that matured in September 2017. Most of the issuances of long-term government bonds were purchased by non-residents, insurers and retirement funds as well as banks. 73 Quarterly Bulletin March 2018

Non-financial corporate business enterprises’ gross capital formation increased from R120 billion in the second quarter of 2017 to R149 billion in the third quarter, mainly due to the acquisition of machinery and equipment as well as transport equipment. Over the same period, internal funds in the form of gross saving increased from R130 billion to R153 billion. External funding sourced through loans and fixed-interest securities were higher in the third quarter of 2017 compared to the previous quarter along with favourable interest rates, while the issuance of shares grew at a slower pace despite buoyant share prices. Corporate business enterprises’ savings and investment R billions 250 200 150 100 50 0 2012 2013 2014 2015 2016 2017 Source: SARB The size of the household sector’s gross saving of R41.3 billion in the third quarter of 2017 was more than enough to offset its gross capital formation activity of R24.2 billion and secured a net lending position of R20.7 billion. This net surplus position was intermediated through various financial instruments, including R32.1 billion in deposits, R31.6 billion in retirement and life funds and R5.5 billion in collective investment schemes. At the same time, households incurred liabilities as it sourced funding through loans. 74 Quarterly Bulletin March 2018 Gross saving Gross capital formation

Public finance13 Non-financial public sector borrowing requirement14 The non-financial public sector borrowing requirement of R200 billion in the first nine months of fiscal 2017/18 (April–December 2017) was R57.5 billion more than in the same period of the previous fiscal year. This increase could be attributed to the larger cash deficits of the non-financial public enterprises and corporations as well as consolidated general government. The surpluses recorded by extra-budgetary institutions, social security funds and local governments over the nine-month period contained the borrowing requirement of consolidated general government. Provincial governments’ cash surplus of R0.6 billion in April–December 2016 reverted to a deficit of R3.1 billion in April–December 2017. 13 Unless stated to the contrary, the year-on-year rates of increase in this section compare April–December 2017 to April–December 2016. Data for fiscal 2016/17 are unaudited and remain preliminary. 14The non-financial public sector borrowing requirement is calculated as the cash deficit/surplus of the consolidated central, provincial and local governments as well as non-financial public enterprises and corporations. Non-financial public sector borrowing requirement R billions Level of government Apr–Dec 2016* Apr–Dec 2017* Consolidated general government ......................................................... National government.......................................................................... Extra-budgetary institutions ............................................................... Social security funds.......................................................................... Provincial governments...................................................................... Local governments ............................................................................ Non-financial public enterprises and corporations ................................. Total** ................................................................................................... As a percentage of gross domestic product ...................................... 112.1 149.6 -6.9 -7.5 -0.6 -22.5 30.0 142.1 4.3 128.9 156.9 -6.5 -15.3 3.1 -9.3 70.7 199.6 5.6 * Deficit + surplus – ** Components may not add up to totals due to rounding off. Sources: National Treasury, Stats SA and SARB As a ratio of GDP, the non-financial public sector borrowing requirement increased from 4.3% in April–December 2016 to 5.6% in April–December 2017. Non-financial public sector borrowing requirement R billions Per cent 100 10 90 80 70 60 50 40 30 20 10 0 9 8 7 6 5 4 3 2 1 0 -1 -10 2013/14 Fiscal years 2014/15 2015/16 2016/17 2017/18 Sources: National Treasury, Stats SA and SARB 75 Quarterly Bulletin March 2018 Non-financial public enterprises and corporations Consolidated general government Percentage of GDP (right-hand scale)

The preliminary cash deficit of non-financial public enterprises and corporations, or non-financial state-owned companies (SOCs), more than doubled to R70.7 billion in the first nine months of fiscal 2017/18. The larger cash deficit of non-financial SOCs could be attributed to constrained operational cash receipts together with increased total expenditure. Total cash receipts from operating activities of R324 billion in April–December 2017 was R21.5 billion less than in April– December 2016. Financial activities of non-financial public enterprises and corporations R billions 150 125 100 75 50 Net investment in non-financial assets 25 0 2013/14 Fiscal years 2014/15 2015/16 2016/17 2017/18 * Including both operating cash payments and net investment in non-financial assets Source: SARB Total expenditure (including cash payments for operating activities and net investment in non-financial assets) by non-financial SOCs was R394 billion in April–December 2017 – some R19.2 billion more than in the same period a year ago. Growth in total expenditure was mainly driven by higher cash payments for operating activities, which amounted to R313 billion. Capital investment spending continued to grow, but at a slower pace following the completion of some mega projects and protracted delays in other projects alongside rising borrowing costs, constrained liquidity and limited funding space. Thus, net investment in non-financial assets by SOCs came to R81.1 billion in April–December 2017 – only R3.1 billion more than in the same period a year ago. Net borrowing by non-financial public enterprises and corporations in the domestic capital market R billions 10 8 6 4 2 0 -2 -4 -6 -8 -10 2013/14 Fiscal years Source: STRATE 2014/15 2015/16 2016/17 2017/18 76 Quarterly Bulletin March 2018 Net inflows Net redemptions Total expenditure* Total operating receipts

In the current liquidity constrained environment, the net issuance of R11.0 billion in the domestic capital market by non-financial SOCs in the first nine months of fiscal 2016/17 reverted to a net redemption of R3.6 billion in the same period of fiscal 2017/18. This brought the total outstanding listed debt of non-financial SOCs to R254 billion as at 31 December 2017. The national government’s preliminary total cash receipts from operating activities was R895 billion in the first nine months of fiscal 2017/18 – some 6.3% more than in the same period of the previous fiscal year. Growth in total cash receipts from operating activities resulted mainly from higher collections from taxes on income, profits and capital gains, as well as taxes on goods and services. By contrast, taxes on international trade and transactions as well as non-tax revenue decreased in April–December 2017 compared with April–December 2016. Cash payments for operating activities of national government amounted to R1 041 billion, representing a year-on-year increase of 6.4% in April–December 2017. Spending on the compensation of employees amounted to R116 billion – 9.1% more than in April–December 2016. Total grants (equitable and conditional transfers) paid to other levels of general government were R563 billion and accounted for 54.1% of total cash payments for operating activities of national government. Summing national government’s net cash flow from operating activities and its net investment in non-financial assets resulted in a cash deficit of R157 billion in the first nine months of fiscal 2017/18 – some R7.3 billion more than in the same period of the previous fiscal year. The financial activities of provincial governments yielded a cash deficit of R3.1 billion in April– December 2017 compared with a cash surplus of R0.6 billion in the same period of the previous fiscal year. The 2018 Budget Review revised the cash deficit to R1.6 billion for fiscal 2017/18, compared to a cash surplus of R0.6 billion that was originally projected in the 2017 Budget Review. Provincial government finances R billions 10 8 6 4 2 0 -2 -4 2012/13 Fiscal years 2013/14 2014/15 2015/16 2016/17 2017/18 * April–December 2017 Source: National Treasury Total cash receipts from operating activities of provincial governments increased by 6.2% year on year to R416 billion in the first nine months of fiscal 2017/18. Equitable share transfers and conditional grants received from national government were R402 billion over the same period. Kwa Zulu-Natal, the Eastern Cape and Gauteng remained the largest recipients of equitable share transfers and conditional grants. Provincial governments’ own cash receipt collections amounted to R13.8 billion, or 7.0% more than in the same period a year ago, and comprised mainly vehicle and gambling licenses and other service fees. 77 Quarterly Bulletin March 2018 Surplus Budgeted Actual Deficit *

Provincial governments’ total expenditure (cash payments for operating activities and net investment in non-financial assets) of R419 billion in April–December 2017 was 7.1% more than in the same period of the previous year. This increase could mainly be attributed to a higher provincial compensation bill, in particular for educators and health practitioners, which accounted for 60% of total provincial government spending over the nine-month period. Provincial governments’ deposits with the Corporation for Public Deposits decreased from R23.7 billion at the end of March 2017 to R15.7 billion at the end of December 2017. By contrast, deposits with private banks increased significantly from R9.9 billion to R19.7 billion over the same period. Provincial governments’ overdrafts with banks decreased from R0.7 billion to R0.2 billion from 31 March 2017 to 31 December 2017. The estimated cash surplus of local governments (municipalities) of R9.3 billion in April–December 2017 was R13.2 billion less than in April–December 2016. This lower cash surplus resulted from higher cash payments for operating activities, mainly purchases of water and electricity. Municipalities’ total cash receipts from operating activities amounted to R269 billion in April–December 2017, representing an increase of R1.0 billion compared with the same period a year earlier. This increase resulted from growth in self-generated cash receipts – predominantly from service charges and property rates and taxes. Municipalities’ cash payments for operating activities and net investment in non-financial assets together were R260 billion in April–December 2017, or R14.2 billion more compared with the same period of the previous year. Purchases of goods and services, largely water and electricity, continued to be the largest municipal operating expense. Municipalities’ net investment in non-financial assets increased marginally from R36.2 billion in April–December 2016 to R37.3 billion in April–December 2017. Preliminary financial estimates of extra-budgetary institutions showed a cash surplus of R6.5 billion in the first nine months of fiscal 2017/18, slightly less than the cash surplus of R6.9 billion in the same period of the previous fiscal year. The lower surplus could be attributed to the increase in total expenditure that marginally outweighed the increase in cash receipts from operating activities. Social security funds recorded a preliminary cash surplus of R15.3 billion in the first nine months of fiscal 2017/18. This was double the cash surplus recorded in the same period of the preceding fiscal year. The higher cash surplus resulted from an increase in cash receipts from operating activities and a decline in total expenditure, driven by a significant decrease in the acquisition of non-financial assets. Budget comparable analysis of national government finance National government revenue grew at a much slower pace than expenditure in the first nine months of fiscal 2017/18 (April–December 2017), resulting in a wider cash book deficit than originally budgeted. However, year-on-year growth in both national government revenue and expenditure closely tracked the revised 2017 Medium Term Budget Policy Statement (MTBPS) projections over this period. 78 Quarterly Bulletin March 2018

National government finances: key statistics, 2017/18

Year-on-year percentage change*

	Originally budgeted** Full 2017/18	Revised estimates*** Full 2017/18	Actual Apr–Dec 2017
Expenditure	7.9	8.2	8.0
Revenue	9.5	5.2	5.1
Memo: cash book deficit	R167 billion	R220 billion	R185 billion

* Fiscal 2016/17 to fiscal 2017/18
** *2017 Budget Review*
*** *2017 MTBS*

Sources: National Treasury and SARS

National government expenditure of R1 038 billion in April–December 2017 was 8.0% more than in April–December 2016. This increase resulted mainly from higher voted expenditure (current payments, transfers and subsidies as well as payments for capital and financial assets) which increased to R580 billion, representing the largest share of total expenditure. Higher voted expenditure could mainly be attributed to the marked increases in transfers and subsidies and payments for financial assets. Transfers and subsidies increased by 6.8% year on year to R396 billion, mostly allocated to the departments of Social Development, Education, Health, Cooperative Governance and Traditional Affairs, Transport, Human Settlements as well as National Treasury.

National government expenditure in fiscal 2017/18

Expenditure item	Originally budgeted Full 2017/18		Actual Apr–Dec 2017	
	R billions	Percentage change*	R billions	Percentage change*
Voted amounts	767.0	7.0	579.7	8.0
Of which: Current payments	*216.9*	*5.0*	*156.3*	*2.5*
Transfers and subsidies	*529.2*	*8.1*	*396.4*	*6.8*
Payments for capital assets	*15.8*	*1.5*	*9.1*	*8.3*
Statutory amounts**	642.2	9.1	458.3	7.9
Of which: Interest on debt	*162.2*	*10.9*	*104.6*	*10.8*
Equatable share transfers	*441.3*	*7.5*	*331.0*	*7.5*
Total expenditure	1 409.2	7.9	1 038.0	8.0

* Fiscal 2016/17 to fiscal 2017/18. Note that the numbers might differ from previous editions of the *Quarterly Bulletin* due to the audited outcome of fiscal 2016/17.
** Including extraordinary payments

Source: National Treasury

Current payments amounted to R156 billion in April–December 2017, representing a year-on-year increase of only 2.5%. This increase could mainly be attributed to the departments of Correctional Services, Defence and Military Veterans and Police which contributed 66.7% to total current payments by all departments over the period.

Payments for financial assets, although contributing little to voted expenditure, increased significantly to R18.0 billion in the first nine months of fiscal 2017/18. This mainly reflected recapitalisation transfers of R10.0 billion to South African Airways and R3.7 billion to South African Post Office. An instalment of R4.1 billion for the subscription to the New Development Bank was also paid in December 2017.

Quarterly Bulletin March 2018 South African Reserve Bank 79

Interest payments on national government debt amounted to R105 billion in April–December 2017 and continued to increase at a brisk pace in line with the rising stock of debt. The *2017 MTBPS* projected that interest payments would total R163 billion in fiscal 2017/18 along with the expected increase in the stock of national government debt.

Equitable share transfers to provinces – the main source of provincial government revenue – amounted to R331 billion in April–December 2017, or 7.5% more than in the same period of the previous fiscal year. Metropolitan municipalities received R7.9 billion over this period as their share of the general fuel levy. The *2017 Budget Review* proposed that metropolitan municipalities should receive R11.8 billion as their share of the general fuel levy in fiscal 2017/18.

15 These are adjustments to total expenditure arising from timing differences between the recording of transactions and bank clearances, along with late departmental requests for funds.

After taking cash-flow adjustments[15] into account, the cash-flow expenditure of national government amounted to R1 011 billion in the first nine months of fiscal 2017/18 – an increase of 7.7% compared to the same period of the previous fiscal year.

As a ratio of GDP, national government expenditure was 29.3% in April–December 2017 – slightly higher than the 29.2% in the same period a year earlier. The *2017 Budget Review* projected national government expenditure of R1 409 billion, or 29.7% of GDP for fiscal 2017/18 as a whole. However, this was revised slightly upward to R1 413 billion, or 30.2% of GDP in the *2017 MTBPS*.

National government revenue amounted to R853 billion in April–December 2017, or 5.1% more than in April–December 2016. Year-on-year growth in almost all tax categories was well below the originally budgeted estimates. Relative to GDP, national government revenue was 24.1% in the first nine months of fiscal 2017/18 – less than the 24.6% over the same period a year earlier. The *2017 Budget Review* projected national government revenue of R1 242 billion – a year-on-year increase of 9.5% in the current fiscal year. The *2017 MTBPS* revised the revenue estimate lower by R48.9 billion to R1 194 billion for fiscal 2017/18, in line with lower economic growth projections.

National government revenue in fiscal 2017/18

Revenue source	Originally budgeted Full 2017/18		Actual Apr–Dec 2017	
	R billions	Percentage change*	R billions	Percentage change*
Taxes on income, profits and capital gains	739.2	11.2	505.4	7.6
Income tax on individuals	*483.3*	*13.5*	*323.7*	*8.3*
Income tax on companies	*221.1*	*6.8*	*161.3*	*6.5*
Payroll taxes	16.6	8.7	11.6	5.2
Taxes on property	16.5	5.4	11.8	1.0
Taxes on goods and services	439.3	9.2	305.4	4.3
Value-added tax (VAT)	*312.8*	*8.2*	*215.4*	*2.2*
Domestic VAT	*344.8*	*7.3*	*249.9*	*5.2*
Import VAT	*162.3*	*8.7*	*107.9*	*1.4*
General fuel levy	*70.9*	*12.9*	*52.6*	*12.5*
Excise duties	*43.5*	*11.1*	*28.5*	*4.5*
Taxes on international trade and transactions	53.6	16.4	35.2	6.3
Import duties	*52.6*	*15.4*	*34.6*	*5.4*
Other revenue**	33.1	11.1	25.9	12.0
Less: SACU*** payments	56.0	41.8	42.0	41.8
Total revenue	1 242.4	9.5	853.4	5.1

* Fiscal 2016/17 to fiscal 2017/18
** Including non-tax revenue and extraordinary receipts, but excluding premiums on debt portfolio restructuring and loan transactions amounting to R2.7 billion in April–December 2017.
*** Southern African Customs Union

Sources: National Treasury and SARS

80 South African Reserve Bank Quarterly Bulletin March 2018

Taxes on income, profits and capital gains (the largest component of total revenue) of R505 billion in the first nine months of fiscal 2017/18 was 7.6% more than in the corresponding period a year earlier. This increase could be attributed to higher collections of both personal income tax (PIT) and corporate income tax (CIT). However, PIT fell well short of budgeted projections partly due to lower pay-as-you-earn (PAYE) payments resulting from job losses, moderating wage growth, a contraction in bonus pay-outs and legislative changes to retirement deductions. The legislative changes allowed for higher tax deductions for retirement contributions, resulting in higher-than-expected refunds as well as lower PAYE collections. The increase in receipts from CIT from April–December 2016 to April–December 2017 was marginally less than the budget estimates, and was mainly driven by higher-than-expected provisional tax payments in December 2017 – generally the highest collection month for CIT. Components of national government revenue Percentage change over one year Total revenue Income tax payable by individuals Income tax payable by companies Withholding tax on dividends* Taxes on property Specific excise duties Value-added tax Fuel levy Import duties 0 Fiscal year 2017/18 5 10 15 20 Original 2017 Budget Review Revised 2017 MTBPS Actual, April–December 2017 * Includes secondary tax on companies and withholding tax on interest Sources: National Treasury and SARS Taxes on property amounted to R11.8 billion in the first nine months of fiscal 2017/18, representing a year-on-year increase of only 1.0%. Taxes on goods and services of R305 billion in April–December 2017 was 4.3% more than in the same period a year earlier. This tax category was the main reason for revenue under-collection over this period, with year-on-year growth particularly in value-added tax (VAT) and other excise duties of only 2.2% and 4.5% respectively, falling well short of the original budget projections. Growth in total VAT was negatively affected by the slowdown in both domestic and import VAT. Subdued consumer spending, partly due to high unemployment, relatively weak real household income growth and subdued household credit growth, together with sluggish merchandise imports explains the slowdown in VAT collections. 81 Quarterly Bulletin March 2018 Direct taxes Indirect taxes

Taxes on international trade and transactions increased by 6.3% year on year to R35.2 billion in the first nine months of fiscal 2017/18. This increase emanated from a rise in import duties, mainly due to growth in the importation of vehicles, mineral products, original equipment components and electrical machinery.

Non-tax revenue increased at a year-on-year rate of 12.1% in April–December 2017, mostly reflecting increases in revaluation profits on foreign currency transactions and rent on land. Land rental totalled R7.3 billion and included mineral and petroleum royalties as well as mining lease and ownership fees. According to the *2017 Budget Review*, an amount of R56.0 billion was allocated to the Southern African Customs Union (SACU). These payments were made in the first month of each quarter, with R42.0 billion transferred in the first three quarters of fiscal 2017/18.

Box 8 The *2018 Budget Review*

Following the emphasis of the *2017 Medium Term Budget Policy Statement (MTBPS)* to stabilise public finances, the 2018 Budget addressed this with tax measures, expenditure adjustments and policy initiatives.

Real GDP was expected to grow by 1.0% in 2017, lower than projected in the previous budget, but higher than the *2017 MTBPS*. An improved economic growth outlook was evident from an upwardly revised projection of 1.5% in 2018 and an expected acceleration to 2.1% in 2020.

Macroeconomic projections[1]

Percentage	2015	2016	2017			2018	2019	2020
	Outcome		2017 Budget	2017 MTBPS	2018 Budget	Medium-term estimates[2]		
Real GDP growth	1.3	0.3	1.3	0.7	1.0	1.5	1.8	2.1
Consumer price inflation	4.6	6.3	5.3	5.4	5.3	5.3	5.4	5.5
Current account balance as a percentage of GDP	-4.4	-3.3	-3.9	-2.3	-2.2	-2.3	-2.7	-3.2

1 Calendar years
2 *2018 Budget Review*

Source: National Treasury

Notwithstanding the improved economic outlook relative to last year's MTBPS, a revenue shortfall of R48.2 billion was expected in fiscal 2017/18. However, together with rising spending pressures in fiscal 2018/19, especially related to the introduction of fee-free higher education, the fiscal environment remains challenging. The 2018 Budget made significant changes to the fiscal framework to rebuild confidence and to return public finances to a sustainable path.

For 2018/19, fiscal consolidation mainly included revenue measures to raise additional tax as well as expenditure adjustments to comply with the marginally reduced expenditure ceiling. The tax proposals of the 2018 Budget are expected to raise an additional R36 billion in fiscal 2018/19. The main proposals are:

- *Value-added tax (VAT)*: The first increase in the VAT rate since 1993, from 14% to 15% as from 1 April 2018.
- *Personal income tax (PIT)*: A below inflation (3.1%) increase in the bottom three PIT brackets and rebates, while the four top brackets remain unchanged.
- *Fuel taxes:* Increases of 22 cents per litre in the general fuel levy and 30 cents per litre on the Road Accident Fund levy, effective from 4 April 2018.
- *Estate duty:* An increase from 20% to 25% for estates of R30 million and more, effective from 1 March 2018.

The increase in VAT was expected to raise R22.9 billion while lower-than-inflation increases to PIT rebates and brackets was expected to raise an additional R6.8 billion. Overall, the tax proposals should bring the total consolidated tax revenue to R1.5 trillion in fiscal 2018/19, while increasing the tax burden, measured as the gross tax-to-GDP ratio, from 25.9% in fiscal 2017/18 to 27.2% in fiscal 2020/21.

82
South African Reserve Bank Quarterly Bulletin March 2018

Consolidated fiscal framework indicators[1]

R billions	2015/16	2016/17	2017/18			2018/19	2019/20	2020/21
	Outcome		2017 Budget	MTBPS	2018 Budget	Medium-term estimates[2]		
Total consolidated revenue	1 215	1 286	1 414	1 364	1 354	1 491	1 610	1 737
Percentage of GDP	*29.5*	*29.2*	*29.8*	*29.2*	*28.8*	*29.7*	*29.9*	*29.9*
Total consolidated expenditure	1 366	1 442	1 563	1 567	1 558	1 671	1 803	1 942
Percentage of GDP	*33.1*	*32.7*	*33.0*	*33.5*	*33.2*	*33.3*	*33.4*	*33.4*
Consolidated primary balance	-12.5	0.7	20.3	...	-34.0	7.3	12.8	18.9
Percentage of GDP	*-0.3*	*0.0*	*0.4*	...	*-0.7*	*0.1*	*0.2*	*0.3*
Consolidated budget deficit	-151.0	-156.1	-149.0	-203.0	-204.3	-180.5	-193.3	-205.0
Percentage of GDP	*-3.7*	*-3.5*	*-3.1*	*-4.3*	*-4.3*	*-3.6*	*-3.6*	*-3.5*
Gross loan debt[3]	2 019	2 233	2 478	2 531	2 506	2 771	2 983	3 250
Percentage of GDP	*49.4*	*50.7*	*52.3*	*54.2*	*53.3*	*55.1*	*55.3*	*56.0*
Net loan debt[3]	1 805	2 008	2 226	2 294	2 285	2 527	2 768	3 030
Percentage of GDP	*44.2*	*45.6*	*47.0*	*49.1*	*48.6*	*50.3*	*51.4*	*52.2*

1 Fiscal years
2 *2018 Budget Review*
3 Refers to national government or main budget

Source: National Treasury

Consolidated expenditure was projected to increase from R1.7 trillion in fiscal 2018/19 to R1.9 trillion in fiscal 2020/21 – an annual average nominal growth rate of 7.6%, or 2.1% when adjusted for inflation. Debt-service costs as well as tertiary education and training are the fastest-growing spending categories. An additional R57 billion was allocated to finance fee-free higher education and training for students from households with a total income of less than R350 000 per annum, and to increase subsidies to higher education and training institutions.

Over the next three years, more than half of overall government spending would be allocated to basic education, community development, health and social protection. In line with poverty-reduction commitments, 17.6% of spending (R949 billion) was allocated for transfers to households, while departmental budgets have been reduced by R85.7 billion over the medium term. At provincial level, budget cuts mainly affected conditional infrastructure grants. The 2018 Budget did not provide for financial support to state owned enterprises, which if necessary would be done through a combination of the disposal of non-core assets, strategic equity partners or direct capital injections.

The revised revenue and expenditure projections narrowed the consolidated budget deficit from 4.3% of GDP in 2017/18 to 3.6% of GDP in fiscal 2018/19 and 3.5% of GDP by 2020/21. The primary balance of consolidated government is expected to switch to a surplus from fiscal 2018/19 onwards.

To finance the revenue shortfall, government's debt management strategy was adjusted during fiscal 2017/18. Relative to the 2017 Budget projection, the net borrowing requirement – the amount needed to finance the budget deficit – for fiscal 2017/18 was expected to increase by R50.5 billion to R217 billion. This was mostly funded through the net issuance of domestic government bonds which was revised upward by R27.2 billion to R169 billion in fiscal 2017/18 from the 2017 Budget. Net foreign bond issuance and loans was also revised upward to R29.8 billion in fiscal 2017/18 and is expected to increase to R35.9 billion in fiscal 2019/20.

Quarterly Bulletin March 2018 South African Reserve Bank 83

7 250 4 4 500 70 cash balances) Estimates: 2017 Budget Review (right-hand scale) 84 Quarterly Bulletin March 2018 Consolidated government budget deficit Percentage of GDPR billions 6 200 5 150 3100 2 50 1 00 2012/13 13/14 14/15 15/16 16/17 17/18 18/19 19/20 20/21 Fiscal years Budget deficit (right-hand scale) Actual budget deficit Estimates: 2016 Budget Review Revised estimates: 2016 MTBPS Estimates: 2017 Budget Review Revised estimates: 2017 MTBPS Estimates: 2018 Budget Review Source: National Treasury Total gross loan debt of national government was estimated to reach R2.5 trillion at the end of fiscal 2017/18, or 53.3% of GDP. This was R28.0 billion more than originally estimated in the 2017 Budget Review. Over the medium term, national government’s gross debt-to-GDP ratio was expected to rise gradually and to stabilise at 56.2% in the outer years. National government debt and contingent liabilities R billionsPercentage of GDP 5 00080 edium-term estimates 4 000 60 3 500 3 00050 2 50040 2 00030 1 500 20 1 000 50010 00 2010/11 11/12 12/13 13/14 14/15 15/16 16/17 17/18 18/19 19/20 20/21 As at 31 March of each fiscal year Contingent liabilitiesGross loan debt including contingent liabilities to Cash balancesGDP (right-hand scale) Net loan debt (gross loan debt less Actual gross loan debt to GDP (right-hand scale) Revised estimates: 2017 MTBPS (right-hand scale) Estimates: 2018 Budget Review (right-hand scale) Source: National Treasury Actual M Actual Medium-term estimates

National government revenue was much less than expenditure in the first nine months of fiscal 2017/18, resulting in a cash book deficit of R185 billion – some R35.2 billion more than in the first nine months of fiscal 2016/17. The deficit already exceeds the R167 billion originally projected in the 2017 Budget Review for fiscal 2017/18 as a whole, but it is still below the 2017 MTBPS revised estimate of R220 billion. As a ratio of GDP, the cash book deficit of 5.2% in the first nine months of fiscal 2017/18 was higher than the cash book deficit of 4.5% in the same period of the previous fiscal year. Cumulative deficit of national government R billions 250 225 200 175 150 125 100 75 50 25 0 A M J J A S O N D JF M Fiscal years Originally budgeted deficit of R167 billion for fiscal 2017/18, in 2017 Budget Review Revised budget deficit of R220 billion for fiscal 2017/18, in 2017 MTBPS Sources: National Treasury and SARS 16 The deficit/surplus recalculated by excluding interest payments from total expenditure. National government’s primary deficit16 of R80.0 billion in the first nine months of fiscal 2017/18 was R25.1 billion more than in the same period a year earlier. This key measure of fiscal sustainability widened mostly as a result of increased spending by the Department of Cooperative Governance and Traditional Affairs (COGTA) that included the first two tranches of transfers of R23.5 billion and R16.5 billion in July and December 2017 respectively, to municipalities. As a share of GDP, the primary deficit amounted to 2.3% in April–December 2017 compared to 1.7% in the corresponding period of the previous fiscal year. This ratio was materially higher than projected in both the February and October 2017 budgets. National government’s cash flow deficit of R156 billion in April–December 2017 was R34.1 billion more than in the same period a year ago. After taking the cost on the revaluation of foreign debt at redemption into account, the net borrowing requirement amounted to R158 billion in April– December 2017 compared to R134 billion in April–December 2016. 85 Quarterly Bulletin March 2018 Actual 2017/18 Actual 2016/17 Government’s total contingent liability was expected to increase to R796 billion in fiscal 2018/19, from a low base of R279 billion in fiscal 2009/10. Eskom, independent power producers and the Road Accident Fund comprised the largest share of government’s contingent liabilities. Despite improved political developments which bode well for investor confidence and economic growth, significant risks to the fiscal outlook remain. These include continued policy uncertainty; below-target revenue collection; mounting spending pressures associated with the public-sector wage bill and fee-free higher education and training; debt service costs; possible further sovereign credit rating downgrades; rising debt levels; and a deterioration in the finances of state owned enterprises.

National government financing

R billions

Item or instrument	Actual Apr–Dec 2016	Originally budgeted Full 2017/18[1]	Actual Apr–Dec 2017
Cash flow deficit[2]	121.9[3]	166.8[4]	155.9[3]
Plus: Cost/profit on revaluation of foreign debt at redemption[5]	12.6	2.5	2.1
Net borrowing requirement	134.4	169.3	158.0
Treasury bills and short-term loans	67.4	21.0	67.1
Domestic government bonds	80.2	142.0	99.1
Foreign bonds and loans	49.1	27.5	31.9
Change in available cash balances[6]	-62.4	-21.2	-40.0
Total net financing[7]	134.4	169.3	158.0

1 *2017 Budget Review*
2 Including extraordinary receipts and payments
3 Cash flow deficit which differs from the cash book deficit
4 Cash book deficit
5 Cost + profit –
6 Increase – decrease +
7 Components may not add up to totals due to rounding off.

Sources: National Treasury and SARB

National government's net borrowing requirement was largely financed in the domestic capital market, predominantly through the issuance of domestic government bonds. Domestic bond issuance of national government amounted to R99.1 billion in April–December 2017, some R18.9 billion more than in the same period of the previous fiscal year. The issuance of Treasury bills and short-term loans remained relatively unchanged at around R67.0 billion in April–December 2017 compared with April–December 2016. The net issuance of foreign bonds and loans was R31.9 billion in April–December 2017 compared with R49.1 billion in April–December 2016. National government's available cash balances increased by R40.0 billion in the first nine months of fiscal 2017/18 to R290 billion as at 31 December 2017, of which R228 billion was on deposit with the SARB and the remainder at the commercial banks.

Total gross loan debt (domestic and foreign currency-denominated debt) of national government amounted to R2 467 billion as at 31 December 2017 – R235 billion more compared with the end of fiscal 2016/17. This could mostly be attributed to the increase in domestic debt, which accounted for just more than 90% of total gross loan debt. As a share of GDP, total gross loan debt was 53.0% as at 31 December 2017 compared with 50.6% as at 31 March 2017. The *2017 MTBPS* revised the total gross loan debt-to-GDP ratio up from 52.3% originally envisaged in the *2017 Budget Review* to 54.2% for fiscal 2017/18 as a whole.

Total domestic debt (marketable and non-marketable) of national government was R2 242 billion as at 31 December 2017 – some R222 billion more than as at 31 March 2017. This notable increase was a consequence of significant issuances of domestic marketable debt instruments (bonds and Treasury bills).

The net issuance of domestic marketable bonds (comprising fixed-rate, inflation-linked and zero-coupon bonds) of R154 billion between 31 March and 31 December 2017 increased the stock of these debt instruments to R1 886 billion as at the end of 2017. Treasury bills in issue (comprising maturities of 91-, 182-, 273- and 364-days) amounted to R305 billion as at 31 December 2017, and represented an increase of R55.0 billion in the first nine months of fiscal 2017/18. This increase resulted primarily from the issuance of 273-days and 365-days instruments, which together comprised 77.4% of total Treasury bills issuance over the period.

86 South African Reserve Bank Quarterly Bulletin March 2018

Domestic debt of national government
R billions
2 500
2 000
1 500
1 000
500
0
Originally budgeted
Actual: marketable debt
Actual: non-marketable debt
*
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
As at 31 March of each fiscal year
* As at 31 December 2017
Source: National Treasury

Domestic non-marketable debt (bonds and short-term loans) rose by R12.5 billion in the first nine months of fiscal 2017/18 to R50.9 billion as at 31 December 2017. Short-term loans from the Corporation for Public Deposit which accounted for the largest share of domestic non-marketable debt (at 77.3%) amounted to R39.3 billion as at 31 December 2017, up from R27.2 billion as at 31 March 2017.

The composition of total domestic debt of national government was dominated by fixed-income and inflation-linked bonds, including retail bonds and other debt, as at 31 December 2017. Collectively, the value of these instruments of R1 407 billion accounted for 62.8% of total domestic debt as at 31 December 2017. Government raised R47.6 billion through inflation-linked bonds in the first nine months of fiscal 2017/18, bringing the stock of these bonds to R490 billion as at 31 December 2017, which then represented 21.9% of total domestic debt. Domestic short-term loans, including Treasury bills, increased by R67.1 billion between 31 March and 31 December 2017, to a stock of R344 billion as at 31 December 2017.


Composition of national government domestic debt
R billions
2 500
2 000
1 500
1 000
500
0
Domestic short-term loans, including Treasury bills
Inflation-linked bonds
Fixed-income, floating-rate and zero-coupon bonds, including retail bonds and other debt
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18*
As at 31 March of each fiscal year
* As at 31 December 2017
Source: National Treasury

Quarterly Bulletin March 2018 South African Reserve Bank

87

Total foreign currency-denominated debt (marketable and non-marketable) of national government amounted to R226 billion as at 31 December 2017 – some R12.8 billion more than as at 31 March 2017. The increase in the rand value of the stock of national government’s foreign currency-denominated debt stemmed from both the issuance of two US dollar-denominated bond in September 2017 and revaluation effects in the first nine months of fiscal 2017/18. US dollar-denominated debt increased from R194 billion (91.2% of the total) as at 31 March 2017 to R209 billion (92.5% of the total) as at 31 December 2017. Foreign currency-denominated debt of national government R billions 280 240 200 160 120 80 40 0 280 240 200 160 120 80 40 0 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18* As at 31 March of each fiscal year * As at 31 December 2017 Source: National Treasury Before adjusting for exchange rate revaluation (the difference between foreign debt valued at historical versus prevailing exchange rates) foreign currency-denominated debt amounted to R195 billion as at 31 December 2017 compared to R226 billion after revaluation – a revaluation of R30.2 billion. This compares favourably to the revaluation of R53.8 billion as at 30 November 2017 and reflects the appreciation in the exchange value of the rand against foreign currencies in December 2017. The average outstanding maturity of foreign marketable bonds increased from 126 months as at 31 December 2016 to 135 months as at 31 December 2017. No issuance or redemption of foreign currency-denominated debt is scheduled for the remaining three months of fiscal 2017/18. 88 Quarterly Bulletin March 2018 US dollar Euro Japanese yen Other Adjusted for revaluation Before revaluation

Notes to tables Net gold exports – Tables S–80, S–81, S–82, S–83, S–150 and S–151 In tables KB501, KB502, KB503, KB504, KB804 and KB806 the data related to net gold exports have been revised based on the improved coverage of gold imports and exports. Reserve assets – Tables S–80, S–81, S–88, S–89 and S–104 In tables KB501, KB502, KB529, KB530 and KB518 the data related to reserve assets have been revised, following a review of the South African Reserve Bank’s approach to distinguish between valuations and transactions. Producer prices – Table S–144 Table KB704 reflects the changes made by Statistics South Africa to the weights and product list of the producer price index (PPI). Two product categories ‘wood and paper products’ and ‘electrical machinery and apparatus and subcomponents’ were removed and replaced by ‘paper and printed products’ and ‘electrical machinery and communication and metering equipment’. 89 Quarterly Bulletin March 2018